Exhibit 10.4

DEED OF LEASE

42.	TENANT’S TERMINATION OPTION	51
43.	EXPANSION SPACE	51

Exhibit A	-	Building and Premises Plan
Exhibit B	-	Declaration of Acceptance
Exhibit C	-	Work Agreement
Exhibit D	-	Building/Premises Rules and Regulations
Exhibit E	-	Form of Letter of Credit
Exhibit F	-	[Intentionally Omitted]
Exhibit G	-	Work Rules and Regulations

DEED OF LEASE

THIS DEED OF LEASE (the "Lease") is made and entered into this 3rd day of May, 2016, by and between IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company (“Landlord”) and NOVAVAX, INC., a Delaware corporation(“Tenant”).

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1. DEFINITIONS.

Lease Specific

A.    Building: a two (2) story building containing approximately one hundred forty-seven thousand fifty-one (147,051) square feet of total rentable area as of the date hereof and located at 1201 Clopper Road, Gaithersburg, Maryland, as more particularly shown on Exhibit A. The Building consists of the “South Wing” and the “North Wing” (each, a “Wing”), as more particularly shown on Exhibit A. Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Premises, the Common Areas and the parking areas serving the Building.

B.    Premises: The Premises comprises the entire Building. The rentable area in the Building and in the Premises has been determined by Landlord's architect and agreed upon by Tenant in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.

C.    [Intentionally Omitted.]

D.    Term: Approximately one hundred fifty-six (156) months following the Rent Commencement Date, as more particularly defined in Section 2.A. hereof.

E.    Anticipated Lease Commencement Date: May 1, 2016. The actual Lease Commencement Date shall be the date defined as such in Section 2.A. hereof.

F.    Base Rent: At the annual rate of Three Million Two Hundred Seventy One Thousand Eight Hundred Eighty Four and 75/100 Dollars ($3,271,884.75) for the first Lease Year, divided into equal monthly installments of Two Hundred Seventy-Two Thousand Six Hundred Fifty Seven and 6/100 Dollars ($272,657.06) for the first Lease Year, and thereafter as increased by the Base Rent Annual Escalation Percentage, as set forth in Section 4.A hereof.

G.    Base Rent Annual Escalation Percentage: two and one-half percent (2.50%).

H.    [Intentionally Omitted.]

I.    [Intentionally Omitted.].

J.    Security Deposit: Eight Hundred Seventeen Thousand Nine Hundred Seventy-One and 19/100 Dollars ($817,971.19), in the form of a Letter of Credit, as more particularly set forth in Section 35.

K.    Brokers: Jones Lang LaSalle, as agent for Landlord and as agent for Tenant.

L.    Tenant Notice Address: Novavax, Inc., 21 Firstfield Road, Gaithersburg, MD 20878, Attention: General Counsel, until Tenant has commenced beneficial use of the Premises, and at the Premises, after Tenant has commenced beneficial use of the Premises.

M.    Landlord Notice Address: IP9 1201 Clopper Road, LLC , c/o BPG Management Company, L.P., 301 Oxford Valley Road, Suite 1203AYardley, PA 19067, Attention: Property Manager, with copies to: Greenstein DeLorme & Luchs, P.C., 1620 L Street, N.W., Suite 900, Washington, D.C. 20036, Attention: Jared S. Greenstein, Esq.

N.    Landlord Payment Address: IP9 1201 Clopper Road, LLC, at c/o BPG Management Company, L.P., 301 Oxford Valley Road, Suite 1203A, Yardley, Pennsylvania 19067, Attention: Accounts Receivable; provided, however, that at Landlord’s sole option, following at least thirty (30) days written notice to Tenant, Tenant shall thereafter make all payments due and payable to Landlord under this Lease by means of electronic transfers of funds from Tenant’s financial institution to Landlord’s designated financial institution.

O.    [Intentionally Omitted.]

P.    Guarantor(s): None.

Q.    [Intentionally Omitted]

General

R.    Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

S.    Common Areas: Those areas of the Building and/or Land, as the case may be, made available by Landlord for use by Tenant in common with Landlord, and which would otherwise be made available for other tenants of the Building if the Building was multi-tenanted, and the employees, agents and invitees of Landlord.

T.    Default Rate: That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable ("Bank of America"), from time to time as its "prime" rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord's reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the default rate.

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U.    Ground Leases: All ground and other underlying leases from which Landlord's title to the Land and/or the Building is or may in the future be derived. "Ground Lessors" shall denote those persons and entities holding such ground or underlying leases.

V.    Holidays: New Year's Day, Presidents' Day, Martin Luther King, Jr.'s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays designated by an executive order of the President of the United States or by Act of Congress; provided, however, that Landlord retains the right, in its sole discretion, to increase or to decrease the legal holidays which it observes.

W.    Land: The real estate that supports the Building, and all associated easements.

X.    Tenant's Work: All work to be performed by Landlord or Tenant, as applicable, under the Work Agreement, including Additional Tenant Work (as defined in Exhibit C).

Y.    Lease Commencement Date: The date this Lease commences, as determined pursuant to Section 2.A. below.

Z.    Lease Year: The first Lease Year shall be the period of time commencing on the Lease Commencement Date and ending on November 30, 2018, and each of the following Lease Years shall be each consecutive twelve (12) month period thereafter. The earliest such period shall be referred to as the "first Lease Year," and each of the following Lease Years shall similarly be numbered for identification purposes.

AA.        Mortgages: All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. "Mortgagees" shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

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BB.        Operating Expenses: All actual costs and expenses incurred by Landlord during any calendar year in managing, operating and maintaining the Building and the Land (as well), as determined by Landlord in accordance with generally accepted accounting principles to the extent applicable, and otherwise in accordance with an accounting system consistent with accounting systems used by a commercially prudent landlords, and established and regularly applied by Landlord. Such costs and expenses shall include, but not be limited to, the cost of water, gas, sanitary sewer, storm sewer, electricity and other utilities, trash removal, telephone services, insurance, janitorial and cleaning services and supplies, security services, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including, but not limited to, chillers, boilers, elevators, window and security services), central heating and air conditioning, management fees not to exceed three percent (3%) of all gross revenues from the Building, business taxes, license fees, public space and vault rentals and charges and costs, and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair and protection of the Building and the Land and related exterior appurtenances (whether or not provided on the Lease Commencement Date). Operating Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Building, together with any actual financing charges incurred in connection therewith (not to exceed ten percent (10%)), provided that such costs shall be amortized over the useful life of the improvements in accordance with generally accepted accounting principles, and only the portion attributable to the calendar year shall be included in Operating Expenses for the calendar year, except that no portion thereof which is attributable to any capital improvement which is completed at any time prior to the expiration of the Base Year shall be included in Operating Expenses for any calendar year (including, but not limited to, the Base Year); further provided, that such expenditures shall be limited to (a) improvements or building elements added to the Building which in Landlord’s reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord, based upon an analysis and recommendation from an unaffiliated third party engineer or other professional consultant, to reduce Operating Expenses as they relate to the item which is the subject of the capital expenditure or to reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure (a “Cost Saving Capital Improvement”)), provided that the amortization (principal plus interest) of any such Cost Saving Capital Improvement is reasonably anticipated to be less than the anticipated savings resulting from such increased efficiency as reasonably anticipated by Landlord, based on an analysis and recommendation from a third party engineer or other professional consultant, and (b) improvements or replacements which are required to comply with the requirements of any laws, regulations, or insurance or utility requirements. Operating Expenses shall not include: (i) Real Estate Tax Expenses; (ii) payments of principal and interest on any Mortgages; (iii) leasing commissions; (iv) costs of preparing, improving or altering any space in preparation for occupancy of any new or renewal tenant; (v) capital expenditures, except as specified above; (vi) the costs of special services and utilities separately paid by particular tenants of the Building (including, but not limited to, any services or utilities paid by Tenant pursuant to the terms and conditions of this Lease, which costs shall be excluded from Operating Expenses); (vii) costs which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain proceedings; (viii) advertising for vacant space in the Building; (ix) costs of any equipment , services or utilities which are provided solely to one or more retail tenants of the Building; (x) wages, salaries and benefits paid to any persons not directly involved with the management of the Building or the oversight thereof above the level of portfolio manager; (xi) judgments against Landlord or the Building and costs relating to (1) disputes with third parties including Tenant, tenants, prospective tenants or other occupants of the Building, (2) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Property, or (3) negotiations of leases, contracts of sale or mortgages; (xii) costs in the nature of penalties or fines if Tenant is then current in the payment of all Rent due under this Lease; (xiii) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (xiv) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (xv) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s or any other tenant’s breach of any lease, including this Lease or Landlord’s failure to timely pay operating expenses or real estate taxes if Tenant is then current in the payment of all Rent due under this Lease; (xvi) costs incurred in connection with the survey, testing, removal, encapsulation, remediation or other treatment of asbestos or any other hazardous materials at the building or elsewhere; (xvii) any costs actually reimbursed under any service contracts or under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; (xviii) reserves for repairs, maintenance, and replacements except in the year spent for Operating Expenses which are incurred as permitted under this Lease; and (xix) costs of repairs incurred by reason of fire (other than for any reasonable deductible) or other casualty or condemnation. In the event that, during any calendar year or portion thereof during the Term, Landlord shall furnish any utility or service which is included in the definition of Operating Expenses to less than one hundred percent (100%) of the rentable area of the Building because (i) less than all of the rentable area of the Building is occupied, (ii) any such utility or service is not desired or required by any tenant, or (iii) any tenant is itself obtaining or providing any such utility or service, then the Operating Expenses for such calendar year shall be increased to equal the total expenses that Landlord reasonably estimates it would have incurred if Landlord had provided all such utilities and services to one hundred percent (100%) of the rentable area of the Building for the entire calendar year. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the janitorial contractor's charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been one hundred percent (100%) occupied during the entire calendar year, janitorial charges for such calendar year would have been One Hundred Thousand Dollars ($100,000) and to compute the Operating Expenses for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land.

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CC.        [Intentionally Omitted]

DD.        Real Estate Tax Expenses: All (1) real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord's personal property used in connection therewith; (2) other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes; and (3) expenses (including, without limitation, attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Tax Expenses shall not include (i) any inheritance, estate, gift, franchise, corporation, transfer, excise, net income or net profits tax assessed against Landlord from the operation of the Building, or (ii) penalties or interest for late payment of Real Estate Taxes if Tenant is then current in the payment of all Rent due under this Lease.

EE.         Rent: All Base Rent and Additional Rent.

(1) Base Rent: The amount payable by Tenant pursuant to Section 4.A. below.

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(2) Additional Rent: All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3) Monthly Rent: A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

FF.        Rent Commencement Date: As set forth in Section 4.A. hereof.

GG.        Tenant's Personal Property: All equipment, improvements, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant's permission (other than any property of Landlord), with respect to which Tenant has not been granted any credit or allowance by Landlord, and which: (i) is removable without damage to the Premises, the Building and the Land, (ii) does not diminish the relet or sale value of the Building to other biotechnology or life sciences companies or investors, and (iii) is not a replacement of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property shall not include any improvements or other property installed or placed in or on the Premises as part of Tenant's Work, whether or not any such property was purchased or installed at Tenant's expense, except that certain laboratory installations, including, but not limited to, generators, switches, built-in plumbing, fume hoods, built-in warm and cold rooms, deionized water, glass washers, autoclaves, chillers and any related mechanical, electrical and plumbing equipment (collectively, “Installations”) shall be deemed Tenant’s Personal Property during the Term, but shall not be removed by Tenant at the expiration or earlier termination of this Lease without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole and absolute discretion.

HH.        Unavoidable Delay: Any delays due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other causes beyond the control of Landlord or Tenant, as applicable.

II.           Work Agreement: Exhibit C, the terms of which are hereby expressly incorporated in this Lease.

2. TERM.

A.    Term of Lease: The term of this Lease (the "Term") shall commence on the date on which this Lease has been fully executed and delivered by Landlord and Tenant, and the existing tenant currently occupying the Premises as of the date hereof has fully vacated the Premises and surrendered possession thereof to Landlord (the "Lease Commencement Date"), and shall terminate at Midnight on the last day of the one hundred fifty-sixth (156th) full month following the Rent Commencement Date (as defined below) (i.e., the last day of the thirteenth (13th) Lease Year), or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the "Lease Expiration Date"). It is presently anticipated that the Premises will be delivered to Tenant on or about the Anticipated Lease Commencement Date; provided, however, that if Landlord does not deliver possession of the Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof; provided further that if Landlord has not delivered possession of the Premises to Tenant by the date that is thirty-five (35) days after the date on which this Lease has been fully executed and delivered by Landlord and Tenant (the “Late Delivery Date”), Tenant shall be entitled to one (1) day of free rent for each day beyond the Late Delivery Date that Landlord has failed to delivered the Premises to Tenant in the condition required by this Lease. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term.

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B.    Qiagen Release. Landlord and Tenant acknowledge and agree that the Premises are currently subject to the rights of another tenant, Qiagen Gaithersburg, Inc. (“Qiagen”), pursuant to the terms of a separate lease between Landlord, as landlord, and Qiagen, as tenant (the “Qiagen Lease”). Landlord and Tenant further acknowledge and agree that the terms and conditions of this Lease, including, but not limited to, Landlord’s obligation to deliver the Premises, are expressly contingent upon a termination of the Qiagen Lease and all of the rights that Qiagen has to the Premises and any personal property within the Premises to be delivered to Tenant. In the event that Landlord fails to deliver the Premises on or before the Late Delivery Date, subject to Unavoidable Delay, in accordance with the requirements of the immediately preceding sentence, then Tenant shall have the right to terminate this Lease by written notice to Landlord given, if at all, not later than thirty (30) days following the Late Delivery Date, in which event this Lease shall terminate as if the date of Landlord’s receipt of Tenant’s termination notice were the Lease Expiration Date set forth herein, and Landlord shall immediately return to Tenant the Security Deposit and the first installment of Monthly Base Rent paid by Tenant pursuant to this Lease, after which neither party shall have any further obligations or liabilities accruing hereunder; provided, however, that if Landlord delivers the Premises in accordance with the terms of this Section 2.B. prior to Tenant’s delivery of its termination notice hereunder, then Tenant’s right to terminate this Lease pursuant to this Section 2.B. shall be null and void, and this Lease shall continue in full force and effect thereafter.

C.    Declarations: If requested by Landlord at any time during the Term, Tenant promptly will execute a declaration in the form attached hereto as Exhibit B.

D.    Effective Date: The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

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3. “AS-IS” CONDITION: WORK AGREEMENT.

A.    As-Is Condition: Except as hereinafter provided in this Section 3.A. and in the last sentence of Section 6.C below, Tenant accepts the Premises in their “as-is” condition as of the Lease Commencement Date. Except as otherwise specifically set forth herein, Landlord shall have no obligation to make any other improvements or alterations to the Premises, and Tenant’s possession of the Premises shall be conclusive evidence of Tenant’s acceptance of the Premises and its satisfaction as to the condition of the same, subject only to latent defects of which Landlord is notified by Tenant within six (6) months following the delivery of the Premises to Tenant. Subject to the last sentence of this Section 3.A, Landlord shall deliver the Premises to Tenant on the Lease Commencement Date in the following condition (the “Delivery Condition”): with (i) all window systems in good and proper working order, (ii) all Building mechanical, electrical (including any electrical panels), sprinkler, fire alarm, plumbing systems and all individual heating, ventilation and air conditioning systems serving the Building (collectively, the “Base Building HVAC”) (collectively, the “Base Building Systems”) in good working order, (iii) a minimum capacity 250KW generator for life safety and a separate 1500 KW generator with 10,000 gallon diesel tank for systems back up (collectively, the “Generators”) in good and proper working order, (iv) the Common Area base Building restrooms, all Common Area base Building stairwells, all elevators serving the Building, and all points of ingress and egress of the exterior of the Building in good working order and in compliance with all current applicable Laws existing on the Lease Commencement Date, including, but not limited to, the ADA (as defined in Section 6.A. hereof); and (v) all then existing cabinetry, casework, chemical fume hoods, bench tops, walk-in cold rooms, refrigerators, autoclaves, glass washing and other laboratory equipment currently existing in the Premises (the “Existing FF&E”), it being understood and agreed that Landlord makes no representation or warranty of any kind with respect to the Existing FF&E as to its fitness for a particular use, its merchantability, title, or otherwise. As of the date hereof, Landlord has delivered to Tenant a report prepared by Encon dated April 15, 2016 (the “Engineering Report”) concerning the condition of the Base Building Systems, Existing FF&E, Generators, utility services, and certain other information regarding the Building. Landlord and Tenant agree that the Engineering Report accurately describes the condition of the Building as of the date hereof, such that Landlord’s obligations with respect to the delivery of the Premises in Delivery Condition are limited to those items identified on the Engineering Report as requiring maintenance, repair or replacement. In addition to the foregoing, Tenant acknowledges that, prior to the Lease Commencement Date, the Premises have been decommissioned as set forth in those certain laboratory decommissioning reports each dated May 19, 2015 and prepared by VaLogic, LLC.

Notwithstanding the foregoing, in the event that Qiagen has vacated and surrendered the Premises to Landlord such that the Premises is vacant and ready for delivery to Tenant, but Landlord has not yet performed such maintenance, repairs or replacements as are set forth on the Engineering Report in order for Landlord to deliver the Premises to Tenant in the Delivery Condition, then (1) Landlord shall deliver the Premises to Tenant together with a notice (the “Delivery Notice”) of the remaining items described on the Engineering Report to be completed in order to put the Premises into Delivery Condition (2) the Lease Commencement Date shall be deemed to be the date of said delivery to the Premises to Tenant, (3) Tenant’s acceptance of the Premises shall be conclusive evidence of Tenant’s satisfaction as to the condition of the same but for the items set forth in Landlord’s Delivery Notice and any latent defects of which Landlord is notified by Tenant within six (6) months following the delivery of the Premises to Tenant, (4) Landlord shall be obligated to perform such maintenance, repairs and replacements which are required in order to put the Premises into Delivery Condition, which work shall be performed by Landlord diligently to completion as soon as practicable after delivery of the Premises to Tenant, (5) Landlord will notify Tenant when the Premises is in Delivery Condition, and (6) Landlord and Tenant will work together in good faith to coordinate any work that is being performed simultaneously by the parties in the Premises prior to Landlord’s completion of items necessary to put the Premises into Delivery Condition.

B.    Work Agreement: Tenant agrees to improve the Premises in accordance with the Work Agreement and, except as set forth in this Section 3, Landlord shall have no obligation to make any improvements or alterations to the Premises. Landlord shall solely bear the cost of compliance for the Common Area base Building restrooms, all Common Area base Building stairwells, all elevators serving the Building, and all points of ingress and egress of the exterior of the Building with the ADA as of the Lease Commencement Date.

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4. RENT.

From and after the Lease Commencement Date, and subject to the Free Rent Period (as hereinafter defined), Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.

A.	Base Rent: Base Rent shall equal the following amounts:

Lease Year	Rate of Base Rent Per Square Foot Per Annum	Rate of Base Rent Per Annum	Rate of Monthly Base Rent
1	$22.25	$3,271,884.75	$272,657.06
2	$22.81	$3,354,233.31	$279,519.44
3	$23.38	$3,438,052.38	$286,504.37
4	$23.96	$3,523,341.96	$293,611.83
5	$24.56	$3,611,572.56	$300,964.38
6	$25.17	$3,701,273.67	$308,439.47
7	$25.80	$3,793,915.80	$316,159.65
8	$26.45	$3,889,498.95	$324,124.91
9	$27.11	$3,986,552.61	$332,212.72
10	$27.79	$4,086,547.29	$340,545.61
11	$28.48	$4,188,012.48	$349,001.04
12	$29.19	$4,292,418.69	$357,701.56
13	$29.92	$4,399,765.92	$366,647.16

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Subject to the Free Rent Period described herein, Tenant shall pay Base Rent to Landlord in equal monthly installments ("Monthly Base Rent") in advance on the first day of each calendar month during the Term, without notice, except that the first monthly installment of Base Rent shall be paid upon execution of this Lease. If the Lease Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall receive a credit equal to the Monthly Base Rent multiplied by the number of days in said calendar month prior to the Lease Commencement Date and divided by the number of days in such month, which credit shall be applied toward the installment of Monthly Base Rent next due hereunder. Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Monthly Base Rent for the period of time (the “Free Rent Period”) commencing on the Lease Commencement Date and ending on November 30, 2017. During such Free Rent Period, the Monthly Base Rent shall be abated (such rental abatement being hereinafter referred to as the “Free Rent Allowance”); provided, however, that (i) the Free Rent Period and the granting of the Free Rent Allowance as provided hereunder shall not affect the Lease Commencement Date pursuant to Section 2.A. hereof, (ii) Tenant shall remain obligated during the Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly aforesaid (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant, the unamortized portion of Base Rent which would have otherwise been due and payable hereunder during the Free Rent Period in the absence of the Free Rent Allowance shall immediately become due and payable and any remaining Free Rent Allowance hereunder shall be of no force or effect. As used herein, the term “Rent Commencement Date” shall mean the day immediately succeeding the expiration of the Free Rent Period (i.e., December 1, 2017).

B.    Payment: All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid to Landlord at the Landlord Payment Address. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord's depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord's administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier's or certified check.

C.    Late Fee: If Tenant fails to make any payment of Rent on or before the date when payment is due, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due for each month or part thereof until such Rent is fully paid. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant's delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.

D.    REIT/UBTI: Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Section 23 of this Lease.

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5.	ADDITIONAL RENT.

A.    Sales, Use or Other Taxes or Traffic Mitigation Charges: If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any traffic mitigation charge or any tax on Landlord, the Premises, the Building or the Land or the rents payable hereunder, in the nature of a sales tax, use tax or any tax except (i) taxes on Landlord's income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay its proportionate share of any such tax or traffic mitigation charge to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax or traffic mitigation charge.

B.    To Cover Operating and Real Estate Tax Expenses:

(1) Definitions: As used herein, "Tenant's Share of Operating Expenses" shall be that percentage of Operating Expenses which is the equivalent of the number of square feet of rentable area in the Premises (147,051 on the Lease Commencement Date) divided by the number of square feet of rentable area in the Building (147,051 on the Lease Commencement Date) (i.e., 100%). As used herein, "Tenant's Share of Real Estate Tax Expenses" shall be that percentage of Real Estate Tax Expenses which is equivalent to the number of square feet of rentable area in the Premises (147,051 on the Lease Commencement Date) divided by the number of square feet of rentable area in the Building (147,051 on the Lease Commencement Date) (i.e., 100%). Notwithstanding the foregoing provisions of this Subsection 5.B.(1), in determining Tenant’s Share of Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitute Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred six percent (106%) of the amount of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”). As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following: (i) license and permit fees of any nature; (ii) utility company charges; (iii) insurance premiums (provided that Landlord obtains annual bids for any insurance policies); (iv) the cost to remove snow and ice; and (v) costs of compliance with governmental requirements.

(2) Payment of Tenant's Share: In addition to all other Rent set forth herein, commencing on the Rent Commencement Date, and for each calendar year during the Term, Tenant shall pay to Landlord as Additional Rent an amount equal to Tenant's Share of Operating Expenses and an amount equal to Tenant's Share of Real Estate Tax Expenses.

C.    Statements:

(1) For the calendar year which includes the Rent Commencement Date and for each calendar year thereafter during the Term, Landlord shall deliver to Tenant a statement estimating Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for such calendar year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each calendar year. Tenant shall continue to pay such estimated Tenant’s Share of Operating and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord's new statement. With the first payment of Additional Rent herein which is due at least fifteen (15) days after Tenant's receipt of a statement from Landlord specifying Tenant's Share of Operating and Tenant’s Share of the estimate of Real Estate Tax Expenses payable during the calendar year, Tenant shall pay the difference between Tenant’s monthly share of such sums for the preceding months of the calendar year and the monthly installments which Tenant has actually paid for said preceding months.

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D.    Retroactive Adjustments: After the end of the calendar year which includes the Rent Commencement Date and after the end of each calendar year thereafter during the Term, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a statement of Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for the calendar year. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord (i) any deficiency between the amount shown as Tenant's Share of Operating Expenses for the calendar year and the estimated payments thereof made by Tenant and (ii) any deficiency between the amount shown as Tenant’s Share of Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant. Tenant shall be credited with any excess estimated payments toward subsequent Rent payments by Tenant.

E.    Change In or Contest of Taxes: In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing increases in Real Estate Tax Expenses. Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant's Share of Real Estate Tax Expenses under this Section 5, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent Rent payments in an amount equal to Tenant's proportionate share of such refund.

F.    Audit Rights: Tenant shall have the right, at Tenant’s expense, to retain a Qualified Consultant (as hereinafter defined), to examine the books and records of Landlord relating to the Building upon at least thirty (30) days’ prior notice and at reasonable times during normal business hours, so that Tenant can determine that Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses have, in fact, been paid or incurred and accurately applied by Landlord. Unless Tenant shall give Landlord a notice objecting to the Landlord’s statement and specifying the respects in which such statement is claimed to be incorrect within ninety (90) days after its receipt of such statement, the statement shall be considered to be final and accepted by Tenant. If Tenant disputes any such statement, Tenant shall pay all Additional Rent set forth therein as a condition precedent to its right to contest the same without prejudice to Tenant’s position. The term “Qualified Consultant” shall mean an independent, certified public accounting firm or auditing firm, or another qualified third-party consultant which has significant experience in the field of pass-through audits for commercial office buildings in the Washington, D.C. metropolitan area, and which firm or consultant is reasonably approved by Landlord and is retained by Tenant on other than a contingent fee basis.

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G.    Arbitration: Any statement provided to Tenant by Landlord pursuant to this Section 5 shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof (provided, that, Landlord permits Tenant to access the books and records in accordance with Section 5.L. above), Tenant notifies Landlord of the respects in which the statement is claimed to be incorrect. Unless otherwise mutually agreed, any such dispute pertaining to statements delivered pursuant to this Section 5 shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless the arbitration results in a determination that Landlord's statement contained a discrepancy of less than five percent (5%) in Landlord's favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, legal fees. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position. Upon at least fifteen (15) days' notice to Landlord, Tenant shall have reasonable access during normal business hours and at Tenant's expense, to appropriate books and records of Landlord relating to the amount of expenses covered by the disputed statement, for the purpose of verifying the statement. Any such review shall be made only by Tenant's employees and/or by an auditor hired by Tenant who is a Certified Public Accountant and who is employed on other than a contingent fee basis.

H.    Tenant’s Personal Property: If any taxes on Tenant’s Personal Property are levied against Landlord or Landlord’s property, or if the assessed valuation of the Building is increased by a value attributable to improvements, alterations or equipment in the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord reasonably estimates it would otherwise from time-to-time allocate Real Estate Tax Expenses at the Building, Landlord shall have the right, but not the obligation, to pay such Real Estate Tax Expenses. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand therefor.

6.	USE; ADA COMPLIANCE.

A.    Permitted Use: Tenant shall use and occupy the Premises solely for general (non-governmental) office, research, development, laboratory, warehousing, manufacturing, and any other lawful purpose which is in keeping with Tenant’s normal business and is suitable to office, laboratory and manufacturing buildings in the Gaithersburg life sciences submarket and in accordance with all applicable Laws, and for no other purpose.

B.    Legal and Other Restrictions of Tenant's Use: Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Building or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the "ADA") and the regulations promulgated thereunder, as the same may be amended from time to time), ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, "Laws") concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind.

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C.    ADA Compliance: Landlord hereby warrants that to the best of its knowledge without investigation, the Common Area base Building restrooms all Common Area base Building stairwells, all elevators serving the Building and all points of ingress and egress of the exterior of the Building are in compliance with the ADA as of the Lease Commencement Date, but after the Lease Commencement Date, Tenant shall be responsible, at its sole cost and expense, for compliance of the Building with the ADA (including, but not limited to, with respect to any Alterations to the Building, special needs of any of Tenant’s personnel and new or changed interpretations of, or amendments of, the ADA, as it existed as of the Lease Commencement Date). Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for ensuring the Premises complies with Laws if and to the extent that the violation existed prior to the date Tenant is given possession of the applicable Premises and such violation did not result from any action of Tenant or from Tenant’s use and occupancy of the Premises.

7.	CARE OF PREMISES; LANDLORD'S OBLIGATION TO MAINTAIN BASE BUILDING.

A.    Tenant’s Maintenance Obligations; HVAC Maintenance. Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto (subject to ordinary wear and tear and casualty and condemnation excepted). Tenant shall maintain all fixtures, furnishings and equipment located in, or serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto, in a manner at least equal to the manner in which maintenance is performed in comparable buildings in Gaithersburg, Maryland, taking into account the size, age, location and method of construction of such buildings (“Comparable Buildings”), and, to the extent applicable, in accordance with all manufacturers recommendations so as not to void any warranty then in effect. Notwithstanding the foregoing, Tenant shall maintain all of the Existing FF&E that is retained by Tenant in substantially the same condition as it is in on the Lease Commencement Date (subject to ordinary wear and tear and casualty and condemnation). Without limiting the generality of the foregoing, Tenant, at Tenant’s sole cost and expense, shall maintain in a manner in which such maintenance is performed in Comparable Buildings, and promptly make all repairs and replacements (subject to Section 7.B below) to, any Base Building HVAC and any Additional HVAC Equipment, and in accordance with all manufacturers recommendations so as not to void any warranty. Tenant shall maintain, at Tenant’s sole cost and expense, a maintenance contract on the Base Building HVAC and any Additional HVAC Equipment in or serving the Premises. Such contract shall be with a contractor licensed to do business in the jurisdiction in which the Building is located and approved by Landlord, and shall cover all parts and labor. From time to time, at Landlord’s request, Tenant shall provide copies of all maintenance and service contracts to Landlord. In addition, Landlord reserves the right to establish a regular inspection and maintenance program for all equipment maintained by Tenant and, after notifying Tenant of the need for repairs and Tenant’s failure to do so within five (5) business days after notice (or such shorter period of time as may be required in Landlord’s commercially reasonable judgment in order to protect the Building, the Land, any property located thereon, or the health and safety of the occupants thereof), to provide all necessary or appropriate maintenance and repairs at Tenant’s expense. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Building or any part thereof. Tenant shall surrender the Premises at the end of the Term in as good order and condition as they were in on the Lease Commencement Date, ordinary wear and tear, casualty and condemnation excepted.

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B.    Landlord’s Obligation to Maintain Base Building: Landlord agrees to use commercially reasonable efforts to maintain the structural portions of the Building (including, but not limited to, exterior demising walls, foundation, windows, roof and parking areas that form a part of the Building) and the Base Building Systems (but not the Base Building HVAC, which shall be the responsibility of Tenant) to a standard which is at least equal to the standard of maintenance in Comparable Buildings, and shall make such repairs thereto as become necessary as expeditiously as circumstances permit after obtaining actual notice of the need for such repairs, all costs of which shall be included in Operating Expenses to the extent the same constitute Operating Expenses, unless the need for any such maintenance or repair is brought about by any act or omission of Tenant, its agents, employees or invitees, in which event such repairs shall be made by Landlord at Tenant’s sole cost and expense. In the event that the entire Base Building HVAC existing on the Lease Commencement Date or any components thereof require replacements (as opposed to repairs), based upon ordinary wear and tear and not as the result of Tenant’s failure to maintain the same in accordance with Tenant’s obligations set forth in Section 7.A above, then Landlord shall make such replacements and the costs thereof shall be included in Operating Expenses to the extent permitted by Section 1.BB. above. Landlord shall have no duty to Tenant to maintain or to make any repairs or improvements to the Premises except as provided herein, and Landlord shall have no duty to maintain, repair or replace either (i) Additional HVAC Equipment or (ii) any Base Building HVAC which is upgraded or modified by or at the request of Tenant following the Lease Commencement Date.

8.	ALTERATIONS BY TENANT.

A.    Making of Alterations; Landlord's Consent: Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made. Notwithstanding the foregoing, Landlord shall not unreasonably withhold its consent to any non-structural Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which may, in the sole and absolute judgment of Landlord (1) adversely affect the marketability of the Premises, (2) exceed the capacity of, hinder the effectiveness of, interfere with the electrical, mechanical, heating, ventilating, air conditioning, or plumbing systems of the Premises or the Building or which will be connected to any of such systems, or (3) be visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or to make purely “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not fall within clauses (1) through (3) above, (II) do not require the issuance of a building permit, and (III) do not cost more than Two Hundred Thousand Dollars ($200,000.00).

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Any Alterations shall be made at Tenant's expense, by its contractors and subcontractors in a good, workmanlike and first-class manner, and in accordance with the rules and regulations attached hereto as Exhibit G and complete plans and specifications approved in advance in writing by Landlord, and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect's certificate that the Alterations will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including, without limitation, any requirements due to the underwriting guidelines of Landlord's insurance carriers. Landlord's consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building's systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. All Alterations involving structural, electrical, mechanical or plumbing work, lab equipment or fixtures, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building, shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor at Tenant's expense. If Landlord performs such work, Landlord's property manager shall be paid Additional Rent in an amount equal to three percent (3%) of the cost of such work, or (b) Landlord does not perform such work, Landlord’s property manager shall be paid Additional Rent in an amount equal to one percent (1%) of the cost of such work, plus, in either event, plus, in either case, the actual out-of-pocket costs third-party fees incurred by Landlord’s construction manager. If any Alterations which require Landlord’s approval are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section 8, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant's expense. Following completion of any Alterations, except with respect to cosmetic or decorative nonstructural Alterations which do not require Landlord’s approval, at Landlord's request, Tenant either shall deliver to Landlord a complete set of "as built" plans showing the Alterations or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations.

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B.    No Liens: Tenant shall take all commercially reasonable steps to ensure that no mechanic's or materialmen's liens are filed against the Premises, the Building or the Land as a result of any Alterations made by the Tenant. If any mechanic's lien is filed, Tenant shall discharge the lien within ten (10) days thereafter, at Tenant's expense, by paying off or bonding the lien. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Tenant’s Work or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien. If Tenant shall lease or finance the acquisition of equipment, furnishings, or personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building be furnished on the statement without qualifying language as to the applicability of the lien only to removable personal property, located in an identified suite leased by Tenant.

9.	EQUIPMENT.

A. Permitted Equipment; Utilities: From and after the Lease Commencement Date, all electrical consumption and any other utilities used in the Premises (including, but not limited to, all costs of providing heating and air conditioning to the Premises) shall be separately metered by Tenant, at Tenant’s sole cost and expense, and Tenant shall timely pay the full amount of the costs of such consumption directly to the providers thereof as and when the same become due and payable. Tenant shall be responsible for the maintenance, repair and, if applicable, replacement of the aforesaid meters, all of which shall be performed at Tenant’s sole cost and expense; provided, however, that in the event that the meters require maintenance, repair or replacement and Tenant does not perform same within thirty (30) days following notice from Landlord, Landlord shall have the right to perform such maintenance, repair or replacement, in which case Tenant shall reimburse Landlord for the costs thereof, including, but not limited to, an administrative fee to Landlord in an amount equal to five percent (5%) of such costs, which reimbursement shall be made by Tenant to Landlord within thirty (30) days following Landlord’s written demand therefor to Tenant. In the event that any utilities utilized in the Building are not separately metered by Tenant, then any costs incurred by Landlord in connection therewith shall be included in Operating Expenses pursuant to the terms and conditions of this Lease.

B.    [Intentionally Omitted]

C.    Floor Load: Tenant shall not place any load upon the floor of the Premises which exceeds the per square foot load the floor was designed to carry (eighty (80) pounds per square foot for live loads and twenty (20) pounds per square foot for dead loads).

D.    Additional HVAC: Tenant shall have the right, at Tenant’s option, and at Tenant’s sole cost and expense, to install, operate, maintain, repair and replace one or more supplemental heating and air conditioning units (collectively, “Additional HVAC Equipment”) in a location or locations to be mutually and reasonably agreed upon by Landlord and Tenant; provided, however, that (i) Tenant shall be solely responsible for all costs of installation, maintenance, repair and replacement of any Additional HVAC Equipment, (ii) Tenant shall be responsible for all costs of operation of such Additional HVAC Equipment (including, but not limited to, all costs of electrical consumption from such Additional HVAC Equipment), and (iii) Tenant’s installation of any Additional HVAC Equipment shall be subject to Landlord’s prior written approval in accordance with the terms and conditions of Section 8.A. hereof. Tenant shall not remove any existing convector units nor any plumbing in the Building without Landlord’s prior written consent, which may be withheld or denied in Landlord’s sole and absolute discretion.

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E.    Generator: Notwithstanding the forgoing or anything to the contrary contained in this Lease, Tenant shall have the right to use (x) the existing minimum capacity 250 KW generator for life safety systems and (y) the existing 1,500 KW generator with 10,000 gallon diesel tank for systems backup (collectively, the “Existing Generators”) in accordance with the terms and condition of this Section 9.E.; provided, however, that Tenant shall be responsible for all costs of maintenance (as performed in accordance with manufacturer’s recommendations), repair and replacement of the Existing Generators, and (ii) all costs of utilities consumed by such Existing Generators. Tenant shall comply with the provisions of this Lease and all applicable Laws regarding Tenant’s use, operation and maintenance of the Existing Generators with respect to noise, vibration, screening and testing, including, but not limited to, Laws promulgated by Montgomery County, Maryland. Tenant, at its sole cost and expense, shall install separate meter(s) or submeter(s) to measure the consumption of utilities by the Existing Generators, and Tenant shall be responsible for all costs associated with the operation, installation, maintenance, repair and replacement of such meter(s) or submeter(s).

10.	OWNERSHIP AND REMOVAL OF PROPERTY.

A.    Landlord's Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Premises, the Building or the Land by or on behalf of Landlord or Tenant, except for Tenant's Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant's expense on or before the Lease Expiration Date, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord gives its consent to the making of such Alterations).

B.    Removal of Property At End of Term: Tenant shall remove all of Tenant's Personal Property, (provided, however, that Tenant shall not be required to remove any computer cabling and wiring installed by or on behalf of Tenant, irrespective of whether such cabling and wiring constitutes Tenant's Personal Property under the terms of this Lease), from the Building and the Land on or before the Lease Expiration Date. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant's sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant's failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result.

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11.	LANDLORD'S ACCESS TO PREMISES.

Landlord may, upon at least twenty-four (24) hours’ prior notice (which notice may be given verbally), during normal business hours, enter the Premises to examine them, to make alterations or repairs thereto in accordance with Section 7 hereof, or for any other purposes which Landlord considers necessary or advisable; however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner. Tenant shall allow the Premises to be exhibited by Landlord: (i) upon at least twenty-four (24) hours’ prior notice (which notice may be given verbally), at any reasonable time to representatives of lending institutions or to prospective purchasers of the Building, and (ii) upon at least twenty-four (24) hours’ prior notice (which notice may be given verbally), at any reasonable time during the last twelve (12) months of the Term to persons who may be interested in leasing the Premises. Upon at least twenty-four (24) hours’ prior notice, Landlord reserves the right and shall be permitted reasonable access to the Premises to install facilities within and through the Premises and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building. In exercising its rights under this Section 11, Landlord shall use commercially reasonable efforts to not unreasonably interfere with Tenant’s ordinary business operations in the Building.

12.	SERVICES AND UTILITIES.

A.    Services Provided by Tenant: From and after the Lease Commencement Date, Tenant shall be responsible for providing the following services, at Tenant’s sole cost and expense, and all in a manner which is at least equal to the manner in which such services are provided by landlords in Comparable Buildings, and Tenant shall contract directly with any third party provider of such services, as necessary:

(1) HVAC: Central heating and air conditioning provided from the Base Building HVAC and any Additional HVAC Equipment.

(2) Janitorial: All janitorial and cleaning and pest and termite control services for the Premises.

(3) Waste Removal: Waste removal at least daily (excluding weekends and holidays) and as otherwise necessary from the entire Premises, including the office and laboratory areas, floors, windows, fixtures and equipment.

(4) Utilities: Electricity service and all other utilities serving the Premises in accordance with the applicable provisions of this Lease.

B.    Services Provided by Landlord: From and after the Lease Commencement Date, Landlord shall provide the following to Tenant, without additional charge, except as otherwise provided herein (including, but not limited to, as provided in Sections 5 and 1.BB. hereof):

(1)    Routine maintenance for the Building in such manner as Landlord deems reasonable, including the exterior Common Areas of the Building (e.g., landscaping) and the Building elevators.

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(2)    Access to the Premises at all times. Tenant, at Tenant's sole cost and expense, may install an electronic access control system for the Building ("Tenant's Access Control System"); provided, however, that (i) Landlord's access to the Premises shall not be affected by Tenant's installation of Tenant's Access Control System, and (ii) if Tenant elects to install Tenant's Access Control System, then Tenant shall use a contractor which has been approved in advance in writing by Landlord in Landlord's reasonable discretion, to install and maintain Tenant's Access Control System.

B.    Failure to Provide Services: Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish the foregoing, due to Unavoidable Delays, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant's obligations hereunder. Notwithstanding the foregoing, if any of the services to be provided by Landlord pursuant to this Section 12 is suspended and such suspension renders the Premises untenantable and continues for more than five (5) consecutive business days, if the reason for the suspension or the continuation of the suspension is anything other than an Unavoidable Delay, all Monthly Base Rent and Additional Rent due pursuant to Section 5.B. hereof shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored.

C.    Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

D.    Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that any of them or this Lease impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section 12.D., and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

13.	RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit D and such other rules and regulations as may be made by Landlord from time to time, provided that such rules and regulations shall not be materially inconsistent with the provisions of this Lease or materially interfere with Tenant’s ordinary business at the Premises. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions. Landlord shall use reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.

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14.	REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.

A.    Repairs: Except as otherwise expressly provided in this Lease and subject to the mutual waiver of subrogation in Section 17 of this Lease, all injury, breakage and damage to the Land, the Building or the Premises, caused by any act or omission of Tenant shall be repaired by and at the sole expense of Tenant, except Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all actual costs and expenses incurred in connection therewith (without mark-up) as Additional Rent payable within ten (10) days after the rendering of a bill therefor. Tenant shall notify Landlord promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant.

B.    Indemnification: Subject to the mutual waiver of subrogation in Section 17 of this Lease, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including attorneys' fees, suffered by or claimed against Landlord, directly or indirectly (except to the extent arising from the negligence or willful misconduct of the Landlord or its agents, employees or contractors), based on, arising out of or resulting from: (i) Tenant's use and occupancy of the Premises or the business conducted by Tenant therein or Tenant's presence in the Building or on the Land, (ii) the making by Tenant of any Alterations, (iii) any act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease.

C.    Mutual Waiver of Consequential Damages: Notwithstanding any provision of this Lease to the contrary (including, without limitation, any indemnification provision), in no event shall Landlord, Tenant or any of their members, partners, directors, officers, shareholders, employees, advisers or agents be responsible for interruption or loss of business, income or profits, or any other consequential, indirect or special damages, except to the extent of any consequential, indirect or special damages arising from Tenant’s violation of its obligations set forth in Sections 21 or 36 hereof.

15.	LIMITATION ON LANDLORD LIABILITY.

A.    Liability Standard: Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord's gross negligence or willful misconduct; however, in no event shall Landlord be liable for consequential damages or any loss, damage or injury relating to Tenant’s Personal Property, including without limitation, Tenant’s Installations, animals, products, research, experiments, samples, business, accounting or any other records.

B.    Limitation on Total Liability: Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises, shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises.

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16.	FIRE AND OTHER CASUALTY.

If the Premises shall be damaged by fire or other casualty, other than as a result of the negligence or misconduct of Tenant, this Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage, provided that Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property. Except as otherwise provided herein, if any part of the Premises are rendered untenantable by reason of any such damage, Rent shall abate from the date of the damage to the date the damage is repaired, as determined by Landlord, in the proportion that the area of the untenantable part bears from time to time to the total area of the Premises. No compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant's business arising from any damage to or repair of the Premises or the Building.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, Unavoidable Delay or obtaining approval from any applicable governmental authority having jurisdiction over Hazardous Materials to restore the Premises (“Hazardous Material Clearances”), all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Provided Tenant fully and promptly cooperates with Landlord, following written or verbal notice to Tenant, with all reasonable procedures Landlord deems necessary for Landlord to obtain such Hazardous Materials Clearances, Rent shall be abated from the date of such casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant and Tenant waives any right to terminate this Lease by reason of damage or casualty loss. If Tenant fails to cooperate as described herein, neither Base Rent nor Additional Rent shall be abated until the date upon which Landlord is able to obtain such Hazardous Materials Clearances.

Notwithstanding anything herein to the contrary, if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws do not permit such repair and restoration, or (4) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building, then Landlord, at its option, may give Tenant, within sixty (60) days after the casualty, written notice of termination of this Lease, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the Lease Expiration Date, and all Base Rent and Additional Rent payable pursuant to Section 5 of this Lease shall be apportioned as of such date.

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If the Premises or the Building shall be damaged by fire or other casualty due to the negligence or misconduct of Tenant: (i) Landlord shall have no obligation to repair the Premises or the Building, (ii) this Lease shall, at Landlord's option, not terminate, (iii) Landlord may at Tenant's expense repair the damage, and (iv) Landlord may pursue any legal and equitable remedies available to it.

17.	INSURANCE.

A.    Tenant's Insurance:

(a)    Throughout the Term, Tenant shall obtain and maintain the following:

(1) Commercial General Liability insurance (written on an ISO occurrence form or equivalent basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 14.B. and 36.B.), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and personal injury with a minimum of Two Million Dollars ($2,000,000) each occurrence and Three Million Dollars ($3,000,000) general aggregate. The policy limits may be obtained through any combination of primary and excess insurance.

(2) Property Insurance written on a “Special Cause of Loss” form covering Tenant’s business personal property, stock, and, if applicable, inventory, and leasehold improvements at 100% of the full replacement value written with a commercially reasonable deductible. Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit C attached hereto or Section 3 hereof, as applicable, and made a part hereof, all Alterations and all other contents of the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment and personal property).

(3) [Intentionally Omitted].

(4) Comprehensive automobile liability insurance (covering automobiles owned by Tenant, if any and hired and non-owned automobiles). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) bodily injury and property damage for each accident.

(5) worker's compensation insurance providing statutory limits as required by the jurisdiction in which the Building is located and employer's liability insurance with minimum limits of $500,000 each accident, $500,000 each employee-disease and $500,000 policy limit-disease. Such policy shall provide a waiver of subrogation in favor of Landlord.

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(b)    All insurance carried by Tenant pursuant to Section 17.A.(a) hereof shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A-X from Best's Insurance Guide; (2) name Landlord, the managing agent of the Building and the holder of any Mortgage as additional insureds providing an Additional Insured – Managers or Lessors of Premises Endorsement (#CG-20-11-01-96 or equivalent); (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss (Tenant hereby waiving its right of action and recovery against and releasing Landlord and its employees and agents (including, but not limited to, Landlord’s managing agent) from any and all liabilities, claims and losses for which they may otherwise be liable to the extent Tenant is covered by insurance carried or would have been covered by insurance it is required to carry under this Lease); (4) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents (including, but not limited to, Landlord’s managing agent), employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; and (7) contain an endorsement for cross liability and severability of interests. Tenant shall provide Landlord with not less than twenty (20) days prior written notice of any proposed cancellation, failure to renew, reduction of amount of insurance or change in coverage of any insurance carried by Tenant pursuant to Section 17.A.(a) hereof. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of first-class office buildings in the Washington, D.C., metropolitan area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types of insurance. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

Except for the indemnification contained in Section 36.B. hereof with respect to Hazardous Materials, neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party or its agents or employees. The provision of this Section 17.A.(b) shall not limit the indemnification for liability to third parties pursuant to Section 14 hereof. In the event of a permitted sublease or other occupancy agreement for all or a portion of the Premises, the subtenant or occupant shall expressly agree in writing to be bound by the provisions of this Section 17.A.(b) (as if such subtenant or occupant were Tenant hereunder) for the benefit of Landlord.

B.    Tenant's Contractor's Insurance

Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain at no expense to Landlord, a non-deductible:

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(a)       Commercial general liability insurance policy, including (but not limited to) contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with respect to personal injury, death or property damage of not less than One Million Dollars ($1,000,000) per occurrence combined single limit/Two Million Dollars ($2,000,000) general aggregate, with excess umbrella liability insurance of no less than Three Million Dollars ($3,000,000) per occurrence and general aggregate;

(b)       Comprehensive automobile liability insurance policy with a combined single limit for each occurrence of not less than One Million Dollars ($1,000,000) with respect to personal injury or death and property damage; and

(c)       Worker’s compensation insurance policy or similar insurance in form and amounts required by law. Such policy shall provide a waiver of subrogation in favor of Tenant and Landlord.

C.    Landlord's Insurance: Landlord agrees to carry and maintain special cause of loss property insurance (with replacement cost coverage) covering the Building and Landlord's property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord shall secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate based upon coverages in force with respect to comparable buildings in the Washington, D.C. metropolitan area.

D.    Effect of Tenant's Activities on Insurance: Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, in Landlord's reasonable judgment, due to Tenant's presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant's request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any of Tenant's activity, property or improvements shall be conclusive for the purposes of determining Tenant's liability hereunder. In the event Landlord receives notice from any of Landlord's insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building, then Landlord shall have the right to terminate this Lease upon thirty (30) days' notice to Tenant. However, Landlord shall not terminate this Lease in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the cancelled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. It is expressly understood that Landlord shall not have the right to terminate this Lease pursuant to this Section 17.E. (i) if any cancellation or rate increase is due to factors generally applicable to the insurance or rental market, rather than to Tenant's activities or presence in the Building or (ii) if Tenant is conducting only the permitted use pursuant to Section 6.A. of this Lease at the Premises, and such use is being conducted in accordance with all applicable laws and governmental regulations in accordance with the provisions of this Lease.

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18.	CONDEMNATION.

A.    Landlord's Right to Terminate: If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a "taking"), Landlord shall have the right in its sole discretion to terminate this Lease by written notice to Tenant, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be abated as of that date. For purposes of this Section 18, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if, in the sole and reasonable opinion of Landlord, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building.

B.    Adjustment of Rent: If a portion of the Premises is taken and Landlord does not elect to terminate this Lease pursuant to Section 18.A. hereof, then Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

C.    Division of Award: Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant's Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

19.	DEFAULT.

A.    Default of Tenant: The following events shall be a default by Tenant (a "Default") under this Lease:

(1) Failure of Tenant to pay Rent as and when due; provided, however, that with respect to the first two (2) such failures in any twelve (12) month period only, no Default shall be deemed to have occurred unless such failure continues for a period of three (3) days after written notice thereof from Landlord to Tenant.

(2) Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, if the failure continues for ten (10) days after notice from Landlord to Tenant specifying the failure, other than (i) those concerning the payment of Rent, (ii) those set forth in any of Sections 8.B., 17, 21, 22, 26, 35, 36 and 38 hereof, as to which a specific timeframe for the performance of such covenant or obligation is set forth therein, and (iii) any Default arising under subsections (3), (4), (5) or (6) of this Section 19.A; provided, however, that if the failure on the part of Tenant is not capable of being cured within such 30-day period but Tenant expeditiously commences to cure same and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time necessary to cure same, but in no event longer than ninety (90) days, inclusive of the original 30-day period.

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(3) If, in Landlord's reasonable opinion, Tenant's activities or presence in the Premises results in a significant, continuing or repeated threat of physical danger to other tenants and/or users of the Building, whether or not Tenant is capable of controlling such threat.

(4) If Tenant, any Guarantor or, if Tenant is a partnership, any partner of Tenant ("Partner"), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other Laws, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or Partner or of all or any part of the property of Tenant or of such Guarantor or Partner.

(5) If, within thirty (30) days after the commencement of any proceeding against Tenant or any Guarantor or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other Laws, such proceeding shall not have been dismissed or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant or any Guarantor or Partner, or of all or any part of the property of Tenant or of any Guarantor or Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Guarantor or Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6) If Tenant fails to take possession of the Premises on the Lease Commencement Date or vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, with or without an intention of paying Rent; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends not to occupy the entire Premises or that it intends to vacate the entire Premises, as applicable, (ii) Tenant pays the full amount of all Rent when due under this Lease while the Premises are vacant (subject to applicable notice and cure periods in connection with any failure to so timely pay Rent), and (iii) Tenant continues to maintain the Premises in the condition required by this Lease throughout the remainder of the Term (subject to applicable notice and cure periods in connection with any failure to so maintain the Premises), then, and in such event only, Tenant shall not be deemed to be in Default under this Section 19.A.(6).

(7) Failure of Tenant to comply with or perform any covenant or obligation under Sections 8.B., 17, 21, 22, 26, 35, 36 or 38 hereof within the specific timeframe for the performance of such covenant or obligation set forth in the applicable Section.

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B.    Remedies Upon Default: Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:

(1) Without demand or notice, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

(2) To terminate this Lease by written notice to Tenant, whereupon this Lease shall terminate on the date specified in Landlord's notice, and Tenant's right to possession of the Premises shall cease as of such date.

If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord's right to recover from Tenant all Rent, as set forth in Sections 19.C. and 19.D. below. If Landlord elects to reenter pursuant to Section 19 above, Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, including but not limited to restoring the Premises and Building to a condition necessary to comply with FDA regulations and any applicable Laws such that the Premises and Building may be relet to another tenant without delay due to inability to obtain a permit or certificate of occupancy, at Tenant's expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall in no event be under any obligation to relet any part of the Premises.

C.    Liability of Tenant: If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord's option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section 19.C. shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

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D.    Liquidated Damages: In addition to Landlord's rights pursuant to Section 19.C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord's demand for liquidated damages ("Landlord's Demand") until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the "Discount Rate"), (ii) all unpaid Rent accrued prior to the time of Landlord's Demand, plus interest thereon from the due date at the Default Rate, (iii) any and all actual out-of-pocket expenses (including but not limited to reasonable attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Section 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Subsection C. above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The "net fair market rental value" referred to in Section 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord's Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord's Demand. If reletting is accomplished within a reasonable time after Lease termination, the "net fair market rental value" referred to in Section 19.D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.

E.    Waiver: Upon Landlord’s exercise of its right to terminate this Lease, Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future Laws: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of any notice to quit.

F.    Right of Distress: Landlord shall, to the extent permitted by law, have a right of distress for Rent.

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G.    Right of Landlord to Cure: If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease, then Landlord may, at its option, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.

H.    Attorneys' Fees: In the event of any Default by Tenant hereunder, Tenant shall pay to Landlord all attorneys' fees incurred by Landlord in connection with such Default or the enforcement of Landlord's rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such Default. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease, unless it is determined that Landlord is not entitled to any of the relief sought in such lawsuit, based upon the decision of a court of competent jurisdiction that is unappealable (i.e., the timeframe for filing appeals has expired, without an appeal having been filed, or if an appeal has been filed, such appeal has been finally resolved). In the event that Tenant initiates litigation against Landlord based upon an alleged default by Landlord under this Lease, and Tenant is the prevailing party in such litigation based upon a judgment by a court of competent jurisdiction that Landlord is in default hereunder, then, after the date upon which such judicial order becomes unappealable (i.e., the timeframe for filing appeals has expired, without an appeal having been filed, or if an appeal has been filed, such appeal has been finally resolved), Landlord shall pay to Tenant all reasonable attorneys’ fees.

I.    Survival: Tenant's liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20.	NO WAIVER.

No failure or delay by Landlord in enforcing its right to strict performance by Tenant of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of Landlord's rights hereunder. No failure or delay by Tenant in enforcing its right to strict performance by Landlord of every provision of this Lease or in exercising any right or remedy hereunder shall constitute a waiver of the provision or a default, and no provision shall be waived or modified except by a written instrument executed by Tenant.

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21.	HOLDING OVER.

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord's option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant from month-to-month, at the sum of two hundred fifty percent (250%) of the Monthly Base Rent in effect for the last full month of the Term, plus the monthly installment of Additional Rent which is then payable pursuant to Section 5. of this Lease, and subject to all of the other provisions of this Lease, as applicable to a month-to-month tenancy, and (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

22.	SUBORDINATION.

A.    Lease Subordinate: Provided that Tenant receives the SNDA in accordance with the terms set forth in this Section 22, this Lease is subject and subordinate to the lien of any and all Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof. Upon receipt of the SNDA in accordance with the terms set forth in this Section 22, this clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee, Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination. Landlord shall have the right to execute said document on behalf of Tenant if Tenant fails to do so within five (5) days after receipt of the request. In accordance with the terms of the SNDA, Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever. Subject to receipt of the SNDA, Tenant waives the provisions of any Laws, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Notwithstanding anything herein to the contrary, any Mortgagee may at any time subordinate the lien of its Mortgage to the operation and effect of this Lease without Tenant's consent, by giving Tenant written notice of such subordination, in which event this Lease shall be deemed to be senior to such Mortgage, and thereafter such Mortgagee shall have the same rights as it would have had if this Lease had been executed, delivered and recorded before said Mortgage. Provided that Tenant is not in default hereunder (or, if Tenant is in default, then provided that Tenant cures same within any applicable notice and cure period set forth in this Lease), Landlord shall obtain from any future Mortgagee or Ground Lessor (it being agreed that there is no current Mortgagee or Ground Lessor as of the date of this Lease) a non-disturbance agreement (the “SNDA”) for the benefit of Tenant in such Mortgagee’s or Ground Lessor’s, as the case may be, usual form, which SNDA shall provide, at a minimum, that so long as no Default by Tenant exists under this Lease, in the event of a foreclosure or deed in lieu of foreclosure, such Mortgagee or Ground Lessor (i) shall recognize this Lease and shall agree that the tenancy of Tenant hereunder shall not be disturbed because of such foreclosure or deed in lieu of foreclosure, (ii) shall not reduce Tenant’s rights under this Lease in more than a de minimis manner or expand Tenant’s obligations under this Lease in more than a de minimis manner, except for possibly requiring notices from Tenant to such Mortgagee or Ground Lessor, (iii) specifically recognizes Tenant’s rights set forth in Sections 42 and 43 hereof and Tenant’s rights set forth in the Work Agreement, and (iv) shall not impose on Tenant increased administrative duties which are more than de minimis and which are not typical of similarly situated tenants. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord does not obtain an SNDA from any future Mortgagee or Ground Lessor, Landlord shall not be in default under this Lease; however, this Lease shall not be subject and subordinate to the lien of said Mortgage or Ground Lease, as the case may be, nor shall Tenant be obligated to attorn to and recognize the purchaser or Ground Lessor, as the case may be, as the landlord under this Lease.

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B.    Modifications to Lease: If any of Landlord's insurance carriers or any Mortgagee requests modifications to this Lease, then Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications do not (a) adversely affect Tenant's use of the Premises as herein permitted, (b) increase the rentals and other sums payable by Tenant hereunder, (c) include any changes to (i) requirements relating to Tenant's Security Deposit under Section 35 hereof, (ii) the default provisions of Section 19 hereof, (iii) Tenant's Renewal Option pursuant to Section 41 hereof (iv) Tenant’s termination rights pursuant to Section 42 hereof, or (v) Tenant’s rights pursuant to Section 43 hereof, (d) do not adversely affect any of Tenant's other rights or obligations under this Lease in more than a de minimis manner, or (e) decrease Landlord's obligations hereunder. In the event that Tenant refuses or fails to execute such amendment that complies with this Section 22.B. within ten (10) days after Landlord’s delivery of same to Tenant, then Landlord shall have the right to provide Tenant with a notice that such failure to execute the amendment within an additional ten (10) days shall constitute a Default under this Lease, and if Tenant fails to execute such amendment within such additional ten (10) day period, then such failure shall constitute a Default hereunder.

23.	ASSIGNMENT AND SUBLETTING.

A.    No Transfer Without Consent: Tenant shall not, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord's sole and absolute discretion) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant and its agents and employees; or (iii) permit the assignment of this Lease or any of Tenant's rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant's rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent thereto, Tenant shall give thirty (30) days' notice prior to Landlord in writing ("Tenant's Request Notice") containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the "Proposed Sublease or Assignment Commencement Date"); the area proposed to be assigned, sublet or otherwise encumbered (the "Proposed Sublet or Assignment Space"); the proposed use of the Premises by the proposed assignee or subtenant, including the Hazardous Materials intended to be used, stored, handled, treated, generated, disposed or released from the Premises and related permits, reports and management, storage and installation plans; the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting, provided that all of the following conditions are satisfied: (1) there shall be no default at the time of the proposed subletting, (2) the proposed subtenant shall be as creditworthy as Tenant at the time on the Proposed Sublease or Assignment Commencement Date, (3) the proposed subtenant shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity, (4) the use of the Premises by the proposed subtenant shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high-quality research, development and laboratory building, (5) the proposed subtenant shall specifically covenant and agree to perform the obligations of Tenant hereunder and to occupy the Premises subject to the provisions of this Lease, and (6) Tenant remains liable for the faithful performance of this Lease.

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B.    Take-Back Rights: [Intentionally Omitted]

C.    Transfer of Ownership Interests: If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment which is subject to the provisions of this Section 23. Whether Tenant is a partnership, corporation or any other type of entity, then, except as set forth in Section 23.F hereof, at the option of Landlord, a sale of all or substantially all of Tenant's assets, a change in Tenant's name of which Landlord has not received prior notice, or a conversion into any other type of entity shall also be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23.

D.    Expenses and Profits; Effect of Consent:

(1) In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the sum of (i) the Rent then in effect, plus (ii) reasonable costs actually incurred by Tenant in connection with such sublease or assignment for brokerage commissions, advertising fees, attorneys' fees and tenant improvements, plus (iii) the unamortized costs of any Alterations to the Premises paid for solely by Tenant from its own source of funds from time to time (the cost of which shall be allocated pro rata to the portion of the Premises which is the subject of the sublease or assignment) shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

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(2) Tenant shall be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of Two Thousand Five Hundred Dollars ($2,500.00).

(3) The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days' notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E.    Conditions of Assignment or Sublease: All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's sole option, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord's sole option, the subtenant shall execute a direct lease with Landlord on Landlord's then current standard form.

F.    Permitted Subletting and Assignments: Notwithstanding the foregoing provisions of this Section 23, Landlord agrees that so long as (a) no Default is then continuing beyond any applicable cure period, (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute a Default by Tenant, (c) Tenant or its permitted subtenant or assignee named herein shall be using the Premises for the uses permitted by this Lease, and (d) Tenant provided Landlord with not less than ten (10) ten days prior written of any such assignment or subletting, the provisions of this Section 23 (other than Sections 23.D.(3) and 23.E.) shall not be applicable with regard to an assignment of this Lease or a subletting of the Premises to Tenant's Affiliate (as hereinafter defined), so long as (1) Tenant originally named herein shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting and (2) no other or further assignment or subletting shall be permitted without Landlord's prior written consent. An "Affiliate", as used herein, shall be a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant. "Control" as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise.

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G.    Permitted Occupants. Notwithstanding anything contained in this Section 23 to the contrary (except Section 23.E above), if (1) if no default on the part of Tenant then exists hereunder and (2) the amount of space utilized for short-term occupancy rights pursuant to this Section 23.G shall not exceed twenty percent (20%) of the total number of rentable square feet of area comprising the Premises, then Novavax, Inc., a Delaware corporation, or its Affiliate (collectively, “Novavax”) may, without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 23.A., 23.C., 23.D.(1) and 23.D.(2) above, sublease or license one or more individual offices (and the use of areas ancillary thereto) in the Premises, or to grant short-term occupancy rights to third parties or Affiliates (“Permitted Occupants”); provided, however, that (a) such portions of the Premises so affected shall not be separately demised or segregated from the Premises by the construction of a partition wall or entrances, (b) such arrangements shall be with entities having a business or affiliate relationship with Novavax, and (c) any such Permitted Occupant shall agree to indemnify Landlord, Landlord’s management agent and any Mortgagees and to hold them harmless from and against all costs, damages, claims, liabilities and expenses, including, but not limited to, reasonable attorneys’ fees, directly or indirectly, based on, arising out of or resulting from: (i) such Permitted Occupant’s use and occupancy of the Premises or the business conducted by such Permitted Occupant therein or such Permitted Occupant’s presence in the Premises, (ii) any act or omission of such Permitted Occupant or its employees, agents or contractors, (iii) any breach or default by such Permitted Occupant in the observance or performance of Tenant’s covenants and obligations under this Lease (other than Tenant’s obligations to pay Base Rent and Additional Rent hereunder), and (iv) Novavax shall notify Landlord of such arrangement at least ten (10) business days prior to such arrangement(s) commencing.

24.	TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Security Deposit, the Building or the Land and, in the event of any such sale, assignment or transfer, Landlord (but not its successor) shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

25.	INABILITY TO PERFORM.

This Lease and Landlord’s and Tenant's obligation hereunder shall in no way be affected, impaired or excused, nor shall either party have any claim against the other party for damages, because the other party, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures, but in no event shall this Section 25 be interpreted to relieve Tenant of any of its obligations to pay Rent in the amounts and when due under this Lease or its obligations to obtain and maintain any insurance required hereunder.

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26.	ESTOPPEL CERTIFICATES.

Tenant shall, without charge, within five (5) days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building.

27.	COVENANT OF QUIET ENJOYMENT.

Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and perform all of Tenant's other obligations under this Lease, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises without hindrance by Landlord or its successors and assigns.

28.	WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29.	BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty. Landlord recognizes only the Broker(s) (as set forth in Section 1.K. hereof) as broker(s) with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker(s).

30.	CERTAIN RIGHTS RESERVED BY LANDLORD.

Subject to Landlord’s obligations and Tenant’s rights set forth in Article 11 hereof, Landlord shall have the following rights, exercisable without notice (except with respect to subsections A, B, D-F, I and J, which shall require at least ten (10) business days’ notice to Tenant), without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise:

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A.    To change the Building's name or street address.

B.    To affix, maintain and remove any and all signs on the exterior and interior of the Building; provided, that Landlord shall not remove signage permitted under Section 39 of this Lease without Tenant’s prior written consent, which may be granted or denied in Tenant’s sole discretion.

C.    To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

D.    To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, and entry ways in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant's obligations hereunder, as long as the Premises remain tenantable.

E.    To alter, relocate, reconfigure, reduce and withdraw the Common Areas located outside the Building, including parking and access roads, as long as the Premises and the parking areas remain reasonably accessible.

F.    To erect, use and maintain pipes and conduits in and through the Premises.

G.    To construct improvements (including kiosks) on the Land.

H.    To prohibit smoking in the entire Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable Laws.

I.    If any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations.

J.    Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building so long as such construction does not substantially and unreasonably interfere with Tenant’s access to the Premises or substantially and unreasonably interfere with Tenant’s use of the Premises. Tenant acknowledges that Landlord has the right to undertake major renovations (including work with respect to the exterior façade of the Building) with respect to the Building and that Landlord may hereafter perform additional work, improvements and renovations with respect to the Building. In connection with any such work, improvements and renovations, the Landlord may erect scaffoldings, sidewalk bridges and other such appurtenances. Tenant agrees not to interfere with such work, improvements and renovations and further agrees that such work, improvements and renovations (and the construction appurtenances which Landlord may place at or near the Premises) performed in accordance with this Section 30.J. shall not constitute an eviction or constructive eviction of Tenant, in whole or in part, and the Base Rent and all other items of Additional Rent hereunder shall not abate while such work, improvements and renovations are being made by reason of loss or interruption of the business of Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work. Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord.

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31. NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable, or at any other address of which either party shall notify the other in accordance with this Section 31. Such communications, if sent by registered or certified mail, shall be deemed to have been given two (2) days after the date of mailing, or if sent by a nationally recognized air courier service, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Section 31 at such address as such Mortgagee shall designate.

32. MISCELLANEOUS PROVISIONS.

A.    Benefit and Burden : The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B.    Governing Law : This Lease shall be construed and enforced in accordance with the Laws of the jurisdiction in which the Building is located.

C.    No Partnership : Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D.    Delegation by Landlord : Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E.    Tenant Responsibility for Agents : In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant's agents, employees, business invitees, licensees, contractors, subtenants, family members, guests and any other individuals or entities present in the Building or on the Land at Tenant's invitation (other than Landlord and any persons present in the Building or on the Land at Landlord’s invitation).

F.    Invalidity of Particular Provisions : If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

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G.    Counterparts : This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H.    Entire Agreement : This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I.    Amendments : This Lease may not be modified in whole or in part in any manner other than by an agreement in writing signed by both Landlord and Tenant.

J.    Mortgagee's Performance : Tenant shall accept performance of any of Landlord's obligations hereunder by any Mortgagee.

K.    Limitation on Interest : In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L.    Remedies Cumulative : All rights and remedies of Landlord shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord hereunder or now or hereafter existing at law or in equity.

M.    Annual Financial Statements : Not later than March 31 of each calendar year during the Term, Tenant shall submit to Landlord an audited financial statement covering the preceding calendar year, which has been prepared in accordance with generally accepted accounting principles by an independent certified public accountant.

N.    Construction of Lease: There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it. Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

O.    Time of the Essence: Time is of the essence with respect to each of Tenant’s obligations hereunder.

P.    Effect of Deletion of Language: The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

Q.    Authority: Tenant and the person executing and delivering this Lease on Tenant's behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken.

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R.    [Intentionally Omitted.]

S.    [Intentionally Omitted.]

T.    Qualified Leases: The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case provided such restructuring or assignment will not have a material economic impact on Tenant.

33.	CONTINGENCY FOR NOVAVAX DOWNGRADE EVENT.

Notwithstanding anything to the contrary contained in this Lease, in the event that on or before the ninetieth (90th) day following the Lease Commencement Date (the “Contingency Period”), a Novavax Downgrade Event (as defined below) has occurred, then Landlord shall have the right, in its sole and absolute discretion, to terminate this Lease by written notice given to Tenant on or before the fifth (5th) day following the expiration of the Contingency Period, in which event this Lease shall terminate on the date of such notice from Landlord to Tenant, Landlord shall immediately return to Tenant the Security Deposit and the initial installment of Monthly Base Rent paid by Tenant, and thereafter neither party shall have any further rights or obligations hereunder, except for those rights and obligations which survive the termination of this Lease. In the event that Landlord does not timely provide a termination notice in accordance with this Section 33, Landlord shall have no further right to terminate this Lease under this Section 33. A “Novavax Downgrade Event” means that (1) at any time during the Contingency Period the market capitalization of Tenant is less than Seven Hundred Million Dollars ($700,000,000.00) and (2) as of the end of the Contingency Period, Landlord has not obtained a loan and granted a Mortgage on the Property.

34.	PARKING.

A.    Use of Parking.

(1) During the Term, Tenant shall have the exclusive right to use the parking areas designated from time to time by Landlord for the Building (the "Parking Area") for the unreserved parking of passenger automobiles. Tenant and its employees shall observe reasonable precautions in the use of the Parking Area and shall at all times abide by all rules and regulations governing the use of the Parking Area promulgated by Landlord or the operator of the Parking Area (the “Parking Area Operator”). Landlord reserves the right to close the Parking Area during periods of unusually inclement weather or for repairs. At all times when the Parking Area is closed, monthly permit holders shall be afforded access to the Parking Area by means of a magnetic card or other procedure provided by Landlord or the Parking Area Operator. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property located therein or for any injury sustained by any person in or about the parking facilities. Landlord reserves the right, upon thirty (30) days prior written notice, to modify in any way Landlord deems appropriate the manner in which the Parking Area is accessed during the Term, so long as such modification does not have a material adverse effect on Tenant’s (and its agents’ and employees’) access to the Premises.

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(2) Landlord’s granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee. All motor vehicles (including all contents thereof) shall be in the Parking Area at the sole risk of their owners and Tenant, and Landlord is not responsible for the protection and security of such vehicles. Neither Landlord nor any agent, employee or contractor of Landlord shall have any liability for any property damage or personal injury arising out of or in connection with said motor vehicles, and Tenant shall indemnify and hold Landlord and any agent, employee or contractor of Landlord harmless from and against all demands, claims, damages, costs, expenses, liabilities, or causes of action arising out of or connected with use of the Parking Area by Tenant or by any of Tenant's employees, agents, invitees, guests, assignees, subtenants, contractors or visitors (collectively, "Tenant's Invitees"), or any acts or omissions arising out of or in connection with said motor vehicles.

(3) In its use of the Parking Area, Tenant will follow all terms of all applicable Rules and Regulations enacted by Landlord with respect to the Building and/or the Parking Area, shall observe reasonable safety precautions in the use of the Parking Area, and will cause Tenant’s Invitees to do the same. Any violation of said applicable Rules and Regulations will constitute a Default hereunder. Upon any such Default, in addition to Landlord’s other rights and remedies, Landlord may terminate Tenant’s rights to lease parking spaces in the Parking Area in accordance with the terms of Section 34.A.(1). above.

(4) If: (i) all or a portion of the Parking Area is damaged by fire or other casualty or taken by power of eminent domain or purchased in lieu thereof by any governmental authority, (ii) the insurance proceeds payable as a result of a casualty to the Parking Area are applied to a Mortgage, or (iii) there is any material uninsured loss to the Parking Area, Landlord may terminate Tenant’s right to lease spaces in the Parking Area in accordance with the terms of subsection (1) above. If Landlord does not so elect to terminate such rights of Tenant pursuant to the foregoing provisions of this Section 34.A.(4), then: (1) Landlord will either (a) proceed to restore the Parking Area (and Landlord shall have no obligation to provide any alternative parking while such restoration is being performed), or (b) not restore the Parking Area, but provide Tenant with alternate parking throughout the remainder of the Term.

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35.	SECURITY DEPOSIT.

A.    Amount and Uses: Landlord acknowledges receipt from Tenant of the Security Deposit in the form of a Letter of Credit (as hereinafter defined), to be held by Landlord as security for the payment of all Rent payable by Tenant and for the faithful performance by Tenant of all other obligations of Tenant under this Lease. Said Security Deposit shall be repaid or released to Tenant after the termination of this Lease (or any renewal thereof), provided Tenant shall have made all such payments and performed all such obligations hereunder. Landlord shall not be required to maintain the Security Deposit in a separate account. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord, and any such act shall be void. Landlord may, at Landlord's option, appropriate and apply the entire Security Deposit, or so much thereof as Landlord believes may be necessary, to compensate Landlord for the payment of any past-due Rent and for loss or damage sustained by Landlord due to any Default. In the event Landlord appropriates or applies the Security Deposit in such a manner, Tenant, within five (5) business days after notice thereof, shall pay to Landlord an amount sufficient to restore the Security Deposit to the original sum deposited. Tenant's failure to restore any such deficiency shall constitute a Default hereunder. In the event of bankruptcy or other debtor-creditor proceedings by or against Tenant, the Security Deposit shall be applied first to the payment of Rent due Landlord for all periods prior to the filing of such proceedings.

B.    Transferability: In the event of a sale or transfer of Landlord's interest in the Building or of the interest of any successor or assign of Landlord, Landlord (or such successor or assign) shall have the right to transfer the Security Deposit to any vendee or transferee and shall thereupon be released automatically from any liability therefor. Tenant shall look solely to the transferee for the return of the Security Deposit. No Mortgagee or purchaser of any or all of the Building at any foreclosure proceeding shall (regardless of whether the Lease is at the time subordinated to the lien of said Mortgage) be liable to Tenant or any other person for any of the Security Deposit, or any other payment made by Tenant hereunder, unless Landlord has actually delivered said deposit or other such sum to such Mortgagee or purchaser. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no liability to the assignor with respect to the return of the Security Deposit.

C.    Letter of Credit: The Letter of Credit shall be maintained throughout the Term and any renewals thereof, if any, in accordance with all of the requirements hereinafter set forth. Any Letter of Credit delivered to Landlord by Tenant shall be an unconditional, irrevocable letter of credit in a form and from a financial institution acceptable to Landlord in its sole discretion and shall be capable of being drawn upon in the Washington, D.C. metropolitan area. Landlord hereby approves the form of Letter of Credit attached hereto as Exhibit E and made a part hereof. Said Letter of Credit shall be issued by a commercial bank (1) that is chartered under the laws of the United States or any State thereof and which is insured by the Federal Deposit Insurance Corporation or by any U.S. branch of a foreign bank licensed to do business in the United States; (2) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies) (which shall mean AAA from Fitch, Aaa from Moody’s and AAA from Standard & Poor’s); and (3) which has a short-term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P) (collectively, the “Letter of Credit Issuer Requirements”). During the Term and any renewals thereof, if any, if (a) the issuer of the Letter of Credit at any time fails to satisfy any one or more of the Letter of Credit Issuer Requirements, or (b) the issuer of the Letter of Credit is insolvent or is placed into receivership or conservatorship, or is closed for any reason, by the Federal Deposit Insurance Corporation, or any successor or similar governmental entity, or (c) a trustee, receiver or liquidator is appointed for the issuer of the Letter of Credit, or (d) the issuer of the Letter of Credit is no longer deemed to be a “well capitalized” depository institution for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act and the regulations promulgated thereunder, then, in any of such events, Tenant shall, within ten (10) days of the occurrence of any event described in any of the immediately preceding clauses (a) through (d) (each such occurrence being hereinafter referred to as an "L/C Issuer Requirements Failure"), deliver a substitute Letter of Credit from an issuer that satisfies the Letter of Credit Issuer Requirements and that also complies in all respects with the criteria set forth in this Section 35.C. Tenant’s failure to obtain a substitute Letter of Credit within the later of (A) three (3) business days following Landlord’s written demand therefor or (B) ten (10) days following the occurrence of an L/C Issuer Requirements Failure shall constitute a Default hereunder (as to which no cure period shall be applicable) entitling Landlord (i) to draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord, and (ii) to exercise all of Landlord’s remedies set forth in this Lease with respect to a Default by Tenant.

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D.    Said Letter of Credit shall provide that it shall expire on the sixtieth (60th) day following the date of expiration of the Term of this Lease and shall be transferable by Landlord, without any fee or other cost to Landlord other than the transfer fee required by the issuing bank of the Letter of Credit, which shall be paid by Landlord, to any purchaser or transferee of Landlord’s interest in the Building or the Land. At Tenant's option, said Letter of Credit shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of said Letter of Credit shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof, and thereafter a renewal of the Letter of Credit shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the Letter of Credit. If Tenant fails to so renew and deliver said Letter of Credit to Landlord by the thirtieth (30th) day preceding each said expiration date, such failure shall constitute a Default hereunder (as to which no cure period shall be applicable) and Landlord may draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord. Said Letter of Credit shall provide that Landlord shall be permitted to draw on same on multiple occasions following the occurrence of a Default by Tenant under this Lease; provided, however, that in the event that said Letter of Credit would expire during the pendency of any litigation to resolve whether such Default has occurred, Landlord may draw upon said Letter of Credit prior to the expiration thereof. In the event that Landlord draws upon the Letter of Credit after a Default by Tenant as aforesaid, Landlord shall use, apply or retain all or any portion of the proceeds thereof for (i) the payment of any Rent or any other sums as to which Tenant is in default, (ii) the payment of any amount which Landlord may spend or become obligated to spend to repair damage to the Premises or the Building for which repairs Tenant is liable hereunder, or (iii) compensation to Landlord for any actual losses which Landlord is entitled to recover hereunder by reason of Tenant's Default, including any damage or deficiency arising in connection with the reletting of the Premises and all associated reasonable legal fees. In the event that the Letter of Credit is drawn upon by Landlord for failure of Tenant to renew said Letter of Credit as aforesaid, the proceeds thereof shall be held by Landlord in accordance with the provisions respecting the Security Deposit under this Section 35.C. The use, application or retention of the proceeds of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, and shall not limit any recovery to which Landlord may otherwise be entitled.

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36.	HAZARDOUS MATERIALS.

A.    Definition. As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any state, local or federal Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act (“Environmental Rules”). Such substances, materials and wastes may include, without limitation, oil, synthetic or natural gases, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons or animals under any Environmental Rules. As defined in the Environmental Rules, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any of its agents, employees, licensees, guests or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

B.    General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises, the Building, or the Land (hereinafter referred to collectively as the "Property") by Tenant or Tenant's Invitees. Tenant shall indemnify upon full execution of this Lease, throughout the Term and following the expiration or earlier termination of this Lease, defend and hold Landlord, Landlord's managing agent and all Mortgagees harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, actual and consequential damages (including without limitation, attorneys', consultants', and experts' fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant's Invitees.

C.    Permitted Use. Landlord acknowledges that it is not the intent of this Section 36 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials complies with, and is properly monitored according to, all then applicable Environmental Rules. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, treated, generated on, or released from, the Premises. Tenant is not required, however, to provide Landlord with any information on the Hazardous Materials List of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

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D.    Tenant’s Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or any governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required report to any governmental authority). If Landlord determines that this representation and warranty was false as of the date of this Lease, Tenant shall be deemed to be in Default hereunder and Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion and to pursue all applicable remedies for such Default set forth in Section 19 hereof.

E.    Tests. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Building has occurred as a result of Tenant’s use. Tenant shall be required to pay the actual out-of-pocket cost of each such test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the tests to be paid for by Tenant. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any of its agents. Landlord shall provide Tenant, upon Tenant’s written request, with a copy of all third party, non-confidential reports and tests of the Premises concerning environmental contamination made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Rules. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

F.    Underground Tanks. Tenant shall not install or otherwise operate any underground storage tank on the Premises without Landlord’s prior written consent, which may be granted, denied or withheld in Landlord’s sole and absolute discretion. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Building are used by Tenant or are hereafter placed on the Premises or the Building by Tenant, Tenant shall install, use, monitor, operate, maintain and manage such storage tanks, maintain records as required by the Environmental Rules, obtain and maintain prudent insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under the Environmental Rules in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

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G.    Waste Disposal. Tenant recognizes that the Building does not contain a lab waste system. Tenant also acknowledges that any violation by Tenant of the Washington Suburban Sanitary Commission (“WSSC”) rules and regulations governing illegal discharges would cause substantial harm to the Building and the Property, and that such violation would be unlawful and constitute a Default under this Lease. Therefore, Tenant shall be solely responsible for any improper discharge or disposal by Tenant or its agents, contractors, employees, guests or invitees during Tenant’s occupancy of the Premises or any of the aforementioned parties’ access of the Premises. Tenant shall, at its sole cost and expense, test such waste prior to discharging or disposing the same and cause such waste to be disposed or discharged in accordance with WSSC regulations and any other applicable Laws.

H.    Notice. In the event that Hazardous Materials are discovered upon, in, or under the Property, and any governmental agency or entity having jurisdiction over the Property requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to the use or occupancy of the Property by Tenant or Tenant's Invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Property or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Property or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has notice thereof) pursuant to any Environmental Rules respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant's use or occupancy thereof.

I.    Survival. The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises or the Building of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of approved Surrender Plan, as hereinafter defined in Section 40), Tenant shall continue to pay the full Base Rent and Additional Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole and absolute discretion, which Rent shall be prorated on a daily basis.

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J.    Landlord’s Representations and Warranties. To the best Landlord’s knowledge and except as disclosed in any environmental reports or other information furnished to Tenant by Landlord or otherwise obtained by Tenant prior to the date hereof, there are no Hazardous Materials located in, on or under the Building or the Land in violation of applicable Laws.

37.	[INTENTIONALLY OMITTED.]

38.	NO RECORDATION.

Neither Tenant nor Landlord shall attempt to record or record this Lease. Tenant shall not record or attempt to record any memorandum hereof in any public records without the prior written approval of Landlord, which may be denied in Landlord's sole and absolute discretion. In the event that Landlord grants its approval to record this Lease or a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39.	SIGNS.

Landlord will, at Landlord’s cost, list Tenant's name in the Building directory and provide Building standard signage on one suite entry door of the Premises. No other sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord's sole and absolute discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

Notwithstanding the foregoing, provided that at all times (i) Tenant is not in default under this Lease, and (ii) Tenant is leasing and occupying at least one (1) entire Wing, Tenant shall have the non-exclusive right to install and maintain two (2) sign panels on the top level of the exterior façade of the Building (“Tenant’s Exterior Signage”); provided, however, that such Tenant’s Exterior Signage shall be in locations that have been approved by Landlord in Landlord’s reasonable discretion, and in the event that Tenant exercises its right to terminate this Lease with respect only to a portion of the Premises pursuant to the terms of Section 42 below, then Tenant’s right to maintain a second sign shall be subject to Landlord’s obtaining approval from the applicable governmental authorities to install a third exterior sign on the portion of the Premises surrendered by Tenant, such that at all times that Tenant is not leasing the entirety of the Building, Landlord shall have the legal right to allow at least one occupant of the Building in addition to Tenant to install signage on the exterior of the Building. Tenant’s Exterior Signage shall (a) be of a type, style, size, color, and method of fabrication approved by Landlord in its sole and absolute discretion, and (b) comply with all applicable Laws regarding type, size, style, color and location, including, but not limited to, laws promulgated by Montgomery County, Maryland. Any such Tenant’s Exterior Signage shall be installed, repaired and maintained in compliance with all applicable Laws and at Tenant's sole cost and expense. If Tenant fails to maintain Tenant’s Exterior Signage, Landlord shall have the right, but not the obligation, to do so, at Tenant’s sole cost and expense. Tenant shall remove Tenant’s Exterior Signage, at Tenant’s sole cost, prior to the earlier of (A) the expiration of the Term of this Lease, or (B) the thirtieth (30th) day following the termination of Tenant’s right to possession of the Premises or Tenant’s right to maintain Tenant’s Exterior Signage under this Lease, and Tenant shall repair any damage to the Building caused by the installation or removal of Tenant’s Exterior Signage, all at Tenant's sole cost and expense.

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40.	SURRENDER.

Upon the expiration of the Term or earlier termination of Tenant’s occupancy, Tenant shall surrender the Premises to Landlord in the same condition as the Premises were in on the Lease Commencement Date, subject to any Alterations or Installations permitted or required by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered in Sections 16 and 18 hereof excepted. At least ninety (90) days prior to the expiration of the Term or anticipated earlier termination or vacancy of the Premises by Tenant, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) that Tenant plans to perform to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of this Lease or vacancy of the Premises, free from any residual impact from Hazardous Materials (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or its agents with respect to the Premises and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord or Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant’s use of Hazardous Materials as Landlord shall request. On or before the date of such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant’s use of Hazardous Materials. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of all actions described therein. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant’s use of Hazardous Materials in the Premises or the Property, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Building are surrendered free from any residual impact from Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 40.

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Tenant shall immediately return to Landlord all keys and/or access cards to the parking area, the Building, restrooms and all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, within fifteen (15) days after Landlord’s demand therefor, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. All obligations of Tenant hereunder not fully performed as of the expiration of the Term or earlier termination of this Lease shall survive the expiration of the Term or earlier termination of this Lease, including, without limitation, Tenant’s indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

41.	OPTION TO EXTEND.

Provided that Novavax is not then in default and has not been in default more than one (1) time during the Term, in each case both at the time of exercise of a Renewal Option (as hereinafter defined), and at the commencement of a Renewal Period (as hereinafter defined), and is then in direct occupancy of at least the entire portion of the Premises which Novavax elects to have renewed at the time of exercise of a Renewal Option, and at the time of the commencement of a Renewal Period, Novavax shall have three (3) options (the “Renewal Options”) to extend the Term of the Lease for a period of five (5) years each (each, a “Renewal Period”) after the expiration of the initial Term or the applicable Renewal Period, either with respect to the entire Premises, or as to any one Wing of the Premises, as hereinafter provided. In the event that (a) Tenant is then in occupancy of the entire Premises, Tenant shall have the right to exercise a Renewal Option with respect to (i) the entire Premises, or (ii) one (1) entire Wing only, at Tenant’s option, or (b) Tenant is then in occupancy of one (1) entire Wing only, Tenant shall only have the right to exercise a Renewal Option with respect to such Wing. A Renewal Option shall be exercisable only by written notice given by Novavax to Landlord not later than fifteen (15) months, nor earlier than eighteen (18) months, prior to the expiration of the initial Term or the applicable Renewal Period, which notice shall, if applicable, state whether Tenant is exercising its right to renew the Term of this Lease with respect to the entire Premises or only one (1) entire Wing thereof. In the event that Novavax does not timely exercise a Renewal Option, said Renewal Option and all remaining Renewal Options, if applicable, shall be null and void and of no further force or effect, time being of the essence in the exercise of a Renewal Option and it being acknowledged and agreed by Novavax that Landlord shall be entitled to rely on any failure by Novavax to give written notice of its exercise of a Renewal Option by the date set forth herein for such exercise thereof.

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All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent and annual escalations charged for the Renewal Period shall be the then “Prevailing Market Rent”, which shall be the rent for renewal tenants leasing comparable space in comparable buildings in the Gaithersburg submarket of Maryland, taking into account such market concessions, if any, as are then being offered by landlords of comparable buildings with respect to comparable space leased to renewal tenants; provided, however, that in no event shall the Prevailing Market Rent determined as aforesaid be deemed to be less than the Base Rent payable under this Lease during the Lease Year immediately preceding the first Lease Year of the Renewal Period. If within thirty (30) days following delivery of Novavax’s notice, Landlord and Novavax have not mutually agreed on the Prevailing Market Rent for the Renewal Period, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his or her determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his or her determination of the Prevailing Market Rent within twenty (20) days after his or her appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent.

Within thirty (30) days (subject to written extension by Landlord) after the later to occur of (i) the date on which Landlord and Novavax agree upon the Prevailing Market Rent or (ii) the date on which the Prevailing Market Rent is otherwise determined by the 3-broker method as aforesaid, Landlord and Novavax shall execute an amendment to this Lease setting forth the terms as to the Renewal Period. If Novavax shall fail to execute said amendment within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord’s option exercisable by written notice to Novavax: (a) to cancel the exercise by Novavax of Novavax’s option and to offer to lease and to lease the Premises to others upon such terms and conditions as shall be acceptable to Landlord, or (b) to not cancel the exercise by Novavax of Novavax's option, in which case Novavax shall remain bound by the exercise thereof and Novavax shall be deemed to be in default of this Lease.

For the purposes of this Section 41, “Broker” shall mean a real estate broker or salesperson licensed in the Montgomery County, Maryland, who has been regularly engaged in such capacity in the business of commercial office and research and development laboratory leasing in Montgomery County, Maryland for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker.

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42.	TENANT’S TERMINATION OPTION.

Notwithstanding anything in this Lease to the contrary and subject to the terms and conditions of this Section 42 and this Lease (including, but not limited to, Section 43.H. below), Tenant shall have the right, exercisable at Tenant’s sole option, to terminate this Lease (the “Termination Option”) effective as of the last day of the ninth (9th) Lease Year (the “Termination Date”), said right of Tenant to be exercisable by giving written notice thereof (the “Termination Notice”) to Landlord, which Termination Notice shall be given, if at all, not later than twelve (12) months prior to the Termination Date. Tenant shall have the right to terminate this Lease with respect to the entire Premises or only one (1) Wing; provided, however, that if Tenant has entered into an amendment to this Lease for the Expansion Space (as hereinafter defined) pursuant to Tenant’s rights set forth in Section 43 hereof prior to the date of Tenant’s Termination Notice, then Tenant shall only have the right to terminate this Lease with respect to the South Wing. Tenant’s Termination Notice shall state whether Tenant desires to terminate the Lease with respect to the entire Premises (if permitted) or only one (1) Wing, if applicable. In the event that Tenant exercises its termination option hereunder, this Lease shall continue in full force and effect until the Termination Date, whereupon Tenant shall surrender possession of the Premises, or the applicable portion thereof, in accordance with the provisions of this Lease (except that notwithstanding anything to the contrary contained in this Lease, in the event that Tenant terminates this Lease with respect only to one (1) Wing, then the cost of any construction required to permit the operation of the Building separate from the balance of the Premises, including the cost to construct a common corridor, if applicable, shall be paid by Tenant to Landlord as Additional Rent hereunder), this Lease shall terminate with respect to the Premises, or the applicable portion thereof, as if the Termination Date were the Lease Expiration Date set forth herein, and all Additional Rent shall be prorated as of the Termination Date. Tenant’s right hereunder to terminate this Lease with respect to the Premises, or the applicable portion thereof, shall be exercisable only if (1) Tenant is not then in default under this Lease, and (2) Tenant pays to Landlord, contemporaneously with the giving of its Termination Notice, an amount equal to the then unamortized sum of (a) the Tenant Allowance (as defined in the Work Agreement), (b) brokerage commissions incurred by Landlord with respect to this Lease and any amendments hereto, (c) legal fees incurred by Landlord with respect to the documentation and negotiation of this Lease and any amendments hereto, (d) Three Million Three Hundred Eight Thousand Six Hundred Forty-Seven and 50/100 Dollars ($3,308,647.50), and (e) compounded interest imputed on the amounts set forth in clauses (a) through (d) of this Section 42 at the rate of eight percent (8%) per annum,(the items set forth in clauses (a) through (e) of this Section 42 being hereinafter collectively referred to as the “Termination Expenses”). The Termination Expenses payable by Tenant to Landlord pursuant to the immediately preceding sentence shall be in addition to the Rent coming due between the date of the Termination Notice and the Termination Date. Tenant shall pay the Termination Expenses upon Tenant’s delivery of the Termination Notice.

43.	EXPANSION SPACE.

A. Expansion Space: At any time during the Term that Tenant is not in default hereunder, Tenant shall have the one-time right, at its sole option, to give Landlord binding notice (the “Expansion Space Notice”) that Tenant desires to expand the Premises by having additional square footage constructed at the North Wing of the Building (the “Expansion Space”). The Expansion Space Notice shall set forth the approximate number of square feet of rentable area by which Tenant desires to expand into the Expansion Space, and whether Tenant desires for Landlord to fund the costs of the construction of the expansion or whether Tenant desires to fund the costs of the construction of the expansion itself, it being agreed that regardless of which party funds the costs of the expansion, Landlord shall perform the actual construction of the Expansion Space.

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B.    Governmental Approvals: Following Landlord’s receipt of the Expansion Space Notice, Landlord and Tenant shall cooperate, at no cost or liability to Landlord, in order to obtain all applicable governmental approvals which are required for the expansion of the North Wing of the Building (the “Required Approvals”), which expansion shall be subject to plans and specifications to be prepared by Tenant, and which plans and specifications shall be acceptable to Landlord and Tenant, in the good faith exercise of their respective sole discretion (the “Expansion Space Plans and Specs”). Tenant shall not submit any version of the Expansion Space Plans and Specs (whether preliminary or otherwise) to any governmental authority without Landlord’s express prior written approval, which may be given or withheld in Landlord’s sole and absolute discretion. In the event that the Required Approvals have not been obtained within nine (9) months following Landlord’s receipt of the Expansion Space Notice, then Tenant shall promptly reimburse Landlord for all costs incurred by Landlord with respect to design, legal costs and permitting of the expansion, and thereafter neither Landlord nor Tenant shall have any further obligations hereunder with respect to the development or the construction of the Expansion Space.,

C.    Tenant’s Obligation to Lease Expansion Space: On the date that the Required Approvals are obtained (it being agreed that this Lease is not contingent upon Landlord obtaining the Required Approvals or on Tenant’s ability to lease the Expansion Space or on any other factor concerning the Expansion Space), Tenant shall be obligated to lease from Landlord the Expansion Space, in accordance with the terms of this Section 43. In such event, the Expansion Space shall become part of the Premises in accordance with the terms of this Section 43, and Landlord and Tenant shall execute an amendment to this Lease setting forth the terms of the incorporation of the Expansion Space into the Premises, in accordance with this Section 43.

D.    Landlord’s Construction Financing: If the Expansion Space Notice states therein that Tenant desires for Landlord to fund the costs of the Expansion Space, then promptly following the date that the Required Approvals have been obtained, Landlord shall use commercially reasonable efforts to obtain construction financing for the expansion on such terms and conditions as are acceptable to Landlord in its reasonable discretion (the “Financing”), it being agreed that Landlord shall have no liability whatsoever in the event that Landlord fails to obtain such Financing for any reason. In the event that Landlord has not obtained such Financing within ninety (90) days following receipt of the Required Approvals, then Landlord shall either (i) provide notice to Tenant that Landlord has elected not to fund the costs of the expansion, and Landlord shall thereafter have no obligation to fund said expansion, and Landlord’s obligation to construct the Expansion Space shall be contingent upon Tenant’s paying for all costs associated therewith, or (ii) provide notice to Tenant that Landlord has entered into a term sheet with a lender for the Financing of the expansion, in which event Landlord shall be permitted an additional sixty (60) days to obtain Financing for the expansion. In the event that Landlord has not obtained Financing on or before the expiration of such sixty (60) day period, then Landlord shall be deemed to have elected not to fund the costs of the expansion, and Landlord shall thereafter have no obligation to fund said expansion, and Landlord’s obligation to construct the Expansion Space shall be contingent upon Tenant’s paying for all costs associated therewith.

E.    Tenant’s Option to Fund Expansion: In the event that Tenant’s Expansion Space Notice provides that Tenant has elected to fund the costs of the Expansion Space, or in the event that Landlord does not obtain the Financing within the applicable time period(s) set forth above and Tenant provides notice to Landlord that Tenant has elected to fund the construction of the Expansion Space, then in either case, Tenant shall have the right to pay for all costs associated with the expansion from Tenant’s own source of funds (i.e., with no contribution from Landlord). In the event that Tenant elects to obtain third party financing in order to pay for the costs of the expansion, then Tenant hereby agrees and acknowledges that (i) any such financing shall in no way encumber the Building, the Land, or Tenant’s leasehold interest in this Lease, (ii) Landlord shall be under no obligation to modify (in more than a de minimis manner) or waive any of its rights under this Lease as a result of such financing, and (iii) no such financing shall increase any of Landlord’s obligations hereunder in more than a de minimis manner.

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F.    Economic Terms of Lease of Expansion Space if Funded by Landlord: From and after the date that Landlord delivers the Expansion Space to Tenant substantially in the condition required by the Expansion Space Plans and Specs (the “Expansion Space Rent Commencement Date”), such Expansion Space shall be subject to the terms and conditions of this Lease then prevailing for the balance of the Term (as may be extended), and, except with respect to the amount of Base Rent which is due and payable for the Expansion Space, all economic and other terms of this Lease that vary with the size of the Premises shall be revised to include the Expansion Space, including, but not limited to, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses. The Base Rent per annum solely with respect to the Expansion Space (the “Expansion Space Base Rent”) for the period commencing on the Expansion Space Rent Commencement Date and continuing for the remainder of the twelve (12) month period that commenced on the Expansion Space Rent Commencement Date shall be an amount equal to the product of (i) the sum of (a) the hard costs of constructing the Expansion Space, (b) the Expansion Space Tenant Allowance (as hereinafter defined), (c) all soft costs incurred by Landlord in connection with the preparation (to the extent applicable), review and approval of the Expansion Space Plans and Specs, obtaining the Required Approvals, and constructing the Expansion Space, and (d) actual costs incurred by Landlord in connection with the Financing of the construction of the Expansion Space, multiplied by (ii) the greater of (x) an amount equal to the sum of six and one quarter percent (6.25%) plus the ten (10) year Treasury Rate as of the Expansion Space Rent Commencement Date, or (y) eight and one half percent (8.5%), per annum. On the first anniversary of the Expansion Space Rent Commencement Date and on each anniversary of the Expansion Space Rent Commencement Date thereafter during the Expansion Space Term, the Expansion Space Base Rent shall be increased by an amount equal to two and one-half percent (2.5%) of the amount of Expansion Space Base Rent in effect for the immediately preceding twelve (12) month period.

G.    Economic Terms of Lease of Expansion Space if Funded by Tenant: Notwithstanding anything contained herein to the contrary, in the event that Landlord constructs the Expansion Space at Tenant’s sole cost and expense, then (i) such Expansion Space shall be subject to the terms and conditions of this Lease then prevailing for the balance of the Term (as may be extended), and all economic and other terms of this Lease that vary with the size of the Premises shall be revised to include the Expansion Space, including, but not limited to, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses, (ii) Tenant shall not be required to pay Expansion Space Base Rent, and (iii) Tenant shall reimburse Landlord as Additional Rent, within thirty (30) days following Landlord’s written demand therefor, for all of Landlord’s costs incurred in connection with the review, approval, and, if applicable, preparation of the Expansion Space Plans and Specs, obtaining the Required Approvals, and a coordination fee in the amount of one percent (1%) of the hard costs of construction and interior improvements to the Expansion Space.

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H.    Expansion Space Lease Term; Stub Period: The term of Lease with respect to the Expansion Space (the “Expansion Space Term”) shall be the greater of (x) a period of time such that it shall be coterminous with the Term of this Lease with respect to the Premises originally demised hereunder (sometimes referred to in this Section 43 as the “Original Premises”), or (y) ten (10) years from the Expansion Space Rent Commencement Date. In the event that, upon the Expansion Space Rent Commencement Date, the remaining portion of the Term of this Lease with respect to the Original Premises is less than ten (10) years, then (i) the remaining Term with respect to the Original Premises shall be automatically extended for a period (the “Stub Period”) so that the Lease Expiration Date shall thereafter be the date that is ten (10) years after the Expansion Space Rent Commencement Date, and (ii) notwithstanding anything to the contrary contained in Section 42 hereof, Tenant’s Termination Option and Section 42 of the Lease shall be automatically null and void and of no further force or effect as of the date that Tenant provides its Expansion Space Notice. The Base Rent for the Original Premises during the Stub Period shall continue to escalate annually by the Base Rent Annual Escalation Percentage, and Landlord shall have no obligation to provide any market concessions with respect to the extension of the Term for the Stub Period. All other terms and conditions of this Lease shall remain in full force and effect during the Stub Period, including, but not limited to, Tenant’s obligation to pay Base Rent for the Original Premises and all Additional Rent coming due during the Stub Period. Notwithstanding anything to the contrary contained in Section 42 above, in the event that the Stub Period is not necessary (i.e. in the event that the Expansion Space Term will be greater than ten (10) years and will be coterminous with the initial Term as to the Original Premises), then the Termination Date, if applicable, shall be effective as of the last day of the tenth (10th) year following the Expansion Space Rent Commencement Date, rather than the last day of the 9th Lease Year.

I.    Execution of Lease Amendment: Landlord shall provide Tenant with a draft amendment to this Lease incorporating the terms with respect to the addition of the Expansion Space as determined by this Section 43 and not otherwise modifying any of the terms of this Lease, and within thirty (30) days after delivery of such draft amendment, Landlord and Tenant shall execute such amendment to this Lease setting forth the terms set forth in this Section 43 as to the Expansion Space. If Tenant shall fail to execute said amendment to this Lease for the Expansion Space within such thirty (30) day period (as the same may be extended by Landlord ), then Tenant and Landlord shall each remain bound by Tenant’s lease of the Expansion Space.

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J.    Condition of Expansion Space; Expansion Space Tenant Allowance. In the event that Landlord performs the construction of the Expansion Space at Tenant’s cost, Tenant shall accept the Expansion Space in its then as-is condition on the date of delivery of the Expansion Space by Landlord, provided that the then as-is condition of the Expansion Space is in accordance with the Expansion Space Plans and Specs in all material respects (subject to any changes that were approved by Tenant during construction of the Expansion Space), and Landlord shall have no obligation to make any other improvements or alterations to any portion of the Expansion Space. Notwithstanding the foregoing, in the event that Landlord performs the construction of the Expansion Space at Landlord’s cost, Landlord shall make available for Tenant’s interior improvements to the Expansion Space, an allowance (the "Expansion Space Tenant Allowance") in an amount equal to the product of (i) Sixty-Five Dollars ($65.00) multiplied by (ii) the number of rentable square feet comprising the Expansion Space. The Expansion Space Tenant Allowance shall be used by Tenant in connection with all costs of improving the Expansion Space, including, but not limited to, the cost of all permits and governmental inspections, the cost of professional services, consulting services, furniture, fixtures, equipment, wiring (IT and/or telecommunications), all architectural and engineering fees, the preparation and delivery to Landlord of as-built plans, a coordination fee paid to Landlord in the amount of one percent (1%) of the hard cost of the improvement to the Expansion Space, and any other work or services required for Tenant to improve the Expansion Space, all of which costs shall be payable out of the Expansion Space Tenant Allowance to the extent that the Expansion Space Tenant Allowance is sufficient for that purpose, and any excess amount of which costs shall be paid directly by Tenant. Except as set forth in this Section 43.J, the terms and conditions governing the payment and use of the Expansion Space Tenant Allowance shall be the same as those governing the payment and use of the Tenant Allowance with respect to the Original Premises set forth in the Work Agreement, attached hereto as Exhibit C, which terms and conditions shall be incorporated into the amendment to be executed by the parties as provided in Section 43.I. above; provided, however, in no event shall Landlord be obligated to finance or otherwise expend any sums in excess of the Expansion Space Tenant Allowance.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:		LANDLORD:

IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company

By:	/s/ KEITH KNIGHT	By:	/s/ BRIAN J. FITZGERALD
		Name:	BRIAN J. FITZGERALD
		Its:	Senior Vice President

ATTEST:		TENANT:

[Corporate Seal]		NOVAVAX, INC., a Delaware corporation

By:	/s/ DANIELLE N. BECKMANN	By:	/s/ STANLEY C. ERCK
Name:	DANIELLE N. BECKMANN	Name:	STANLEY C. ERCK
Its:	EXECUTIVE ASSISTANT	Its:	CHIEF EXECUTIVE OFFICER

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EXHIBIT A

BUILDING AND PREMISES PLAN

A-1

EXHIBIT B

DECLARATION BY LANDLORD AND TENANT
AS TO DATE OF DELIVERY AND ACCEPTANCE OF
POSSESSION, LEASE COMMENCEMENT DATE, ETC.

THIS DECLARATION made this            day of                            , 2016 is hereby attached to and made a part of the Lease dated the           day of                         , 2016 (the “Lease”), entered into by and between IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company, as Landlord, and NOVAVAX, INC., a Delaware corporation, as Tenant. All terms used in this Declaration have the same meaning as they have in the Lease.

(i) Landlord and Tenant do hereby declare that Tenant accepted possession of the Premises on the        day of                     , 20  ;

(ii) As of the date hereof, the Lease is in full force and effect, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to said date;

(iii) The Lease Commencement Date is hereby established to be                                         , 20  ;

(iv) The Rent Commencement Date is hereby established to be _____________; and

(v) The Lease Expiration Date is hereby established to be                                         , unless the Lease is sooner terminated pursuant to any provision thereof.

WITNESS:	LANDLORD:

IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company

By:	By:
Name:
Its:

ATTEST:	TENANT:

[Corporate Seal]
NOVAVAX, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

[NOTE: NOT TO BE EXECUTED AT TIME OF EXECUTION OF LEASE]

B-1

EXHIBIT C

WORK AGREEMENT

THIS WORK AGREEMENT is hereby attached to and made part of the ___________ Lease dated                     , 2016 entered into by and between IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company, as Landlord, and NOVAVAX, INC., a Delaware corporation, as Tenant (the "Lease"). All terms used in this Work Agreement have the same meaning as they have in the Lease.

1.	ARCHITECTURAL DESIGN SERVICES.

Tenant shall provide a space plan and completed, finished and detailed architectural drawings and specifications for all work to be provided by Tenant under Paragraph 4 hereof (the "Architectural Drawings and Specifications"), which Architectural Drawings and Specifications shall be completed at Tenant's sole cost and expense, which shall be payable out of the Tenant Allowance (as hereinafter defined) to the extent that funds are available. Any All such Architectural Plans and Specifications are expressly subject to Landlord's review and written approval.

2.	ENGINEERING DESIGN SERVICES.

Tenant, at Tenant's sole cost and expense, which shall be payable out of the Tenant Allowance (as hereinafter defined) to the extent that funds are available therefrom for that purpose, shall provide the design services of a licensed professional engineer, to prepare complete mechanical and electrical plans and specifications, as necessary for Tenant's Work (as hereinafter defined) to be performed pursuant to Paragraph 3 hereof (the "Engineering Plans and Specifications"). Any and all such Engineering Plans and Specifications are expressly subject to Landlord's review and written approval.

3.	TENANT'S WORK.

The Architectural Drawings and Specifications and the Engineering Plans and Specifications, as approved by Landlord, shall thereupon collectively constitute the "Tenant's Plans". Tenant shall improve the Premises in accordance with the Tenant’s Plans. The work set forth in the Tenant’s Plans is hereinafter referred to as “Tenant’s Work”. From and after the date of Landlord’s approval of the Tenant’s Plans, any changes to the Tenant’s Plans, except Permitted Changes (as defined in Paragraph 6 hereof), shall not be binding unless approved in writing by both Landlord and Tenant, such approval not to be unreasonably withheld, conditioned or delayed with respect to Tenant’s Work that does not affect Building systems or the Building structure. Landlord’s approval of the Tenant’s Plans shall constitute approval of Tenant’s design concept only and shall in no event be deemed a representation or warranty by Landlord as to whether the Tenant’s Plans comply with any and all legal requirements applicable to the Tenant’s Plans and Tenant’s Work.

C-1

In the performance of Tenant’s Work, Tenant shall comply with all applicable laws, codes and regulations. Tenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Tenant’s Work. Tenant’s Work shall include, but not be limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, the preparation and delivery to Landlord of a complete set of “as-built” plans showing Tenant’s Work, in hard copy and an electronic version thereof which is acceptable to Landlord (the "As-Built Plans") (which As-Built Plans shall be delivered to Landlord not later than the tenth (10th) day following the substantial completion of Tenant’s Work).

Prior to commencing Tenant’s Work, Tenant shall provide to Landlord the name and address of each contractor and subcontractor which Tenant intends to employ to perform Tenant’s Work, the use of which subcontractors and contractors shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, and (2) neither Landlord nor any affiliate of Landlord has had no prior experience with such contractor or subcontractor which was unsatisfactory to Landlord. Prior to the commencement of any of Tenant’s Work, Tenant shall deliver to Landlord, with respect to each contractor and subcontractor which Tenant intends to employ to perform any of Tenant’s Work, a certificate of insurance from each such contractor or subcontractor specifying Landlord as a named insured and evidencing that each such contractor or subcontractor has obtained the applicable insurance coverages described in Section 17.B. of the Lease.

Said contractors and subcontractors shall also comply with other reasonable industry requirements of Landlord. Tenant shall pay to Landlord a coordination fee in an amount equal to one percent (1%) of the cost of Tenant’s Work (the "Coordination Fee"), which Coordination Fee shall be deducted from the Tenant Allowance to the extent that funds are available therefrom for such purpose or otherwise paid directly by Tenant to Landlord upon the substantial completion of Tenant’s Work.

4.	TENANT ALLOWANCE.

Landlord shall make available for the performance of Tenant's Work, and for the other purposes hereinafter specified, an allowance (the "Tenant Allowance") in an amount equal to the product of (i) Sixty-Five Dollars ($65.00) multiplied by (ii) the number of rentable square feet comprising the Premises. Tenant shall perform Tenant’s Work and, except as otherwise set forth below, shall pay directly to its general contractor and other service providers and vendors the cost of performing all improvements shown and contemplated by the Tenant's Plans, including, but not limited to, the cost of all permits and governmental inspections, all architectural and engineering fees, project management fees paid to Tenant’s construction manager (the “Construction Manager”), the preparation and delivery to Landlord of the "as-built" plans showing Tenant's Work, in hard copy and an electronic version thereof which is acceptable to Landlord (the "As-Built Plans") (which As-Built Plans shall be delivered to Landlord not later than the tenth (10th) day following the substantial completion of Tenant's Work), and the Coordination Fee, all of which costs shall be payable out of the Tenant Allowance to the extent that the Tenant Allowance is sufficient for that purpose, and any excess amount of which costs shall be paid directly by Tenant; provided, however, that (i) the portion of the Tenant Allowance that may be used for moving costs, telephone systems, legal fees, project management fees to the Construction Manager, the purchase of furniture, fixtures and equipment to be used in the Premises, Tenant’s interior signage, and other soft costs shall not exceed an amount in the aggregate which is equal to twenty-five percent (25%) of the Tenant Allowance (the “Permitted Soft Costs Portion”) and (ii) no portion of the Permitted Soft Costs Portion shall be payable unless and until Tenant’s Work has been completed.

C-2

Tenant shall have the right to hire the Construction Manager to oversee Tenant’s Work, which Contraction Manager shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Tenant’s Construction Manager will coordinate Tenant programming, approve design drawings on Tenant’s behalf, approve Tenant’s project schedule, approve change orders, approve budgets and expenditures from the Tenant Allowance, ensure conformity of the construction to the Final Plans and Specifications, and manage Tenant's specialty contractors.

Landlord shall pay the Tenant Allowance to Tenant, or at Tenant’s written request, to Tenant’s general contractor or Construction Manager (Tenant shall be required to pay all other service providers, including, without limitation, consultants, professionals, and vendors, directly subject to reimbursement from the Tenant Allowance provided there are sufficient funds available for the same), monthly following Landlord’s receipt from Tenant of (i) invoices reasonably evidencing work or services performed with respect to the portion of Tenant’s Work for which payment of a portion of the Tenant Allowance is being requested, and (ii) waivers or releases of liens from each of Tenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices and by a written certification (including an AIA certification at Landlord’s option) executed by Tenant's general contractor, describing in reasonable detail the items of Tenant's Work which is the basis of Tenant's request for payment of the portion of the Tenant Allowance, and (iii) with respect only to the payment of the final ten percent (10%) of the Tenant Allowance, the delivery of the As-Built Plans, copies of all final inspectional sign-offs for the Tenant’s Work performed by applicable governmental authorities, and all maintenance manuals with respect to Tenant’s Work. Each payment by Landlord shall be made within thirty (30) days of Landlord’s receipt of a draw request which complies with the requirements of this Paragraph 4 and which is received by Landlord not later than the tenth (10th) day of the month in which such draw request is submitted; provided, however, that Landlord shall have the right to retain ten percent (10%) of the amount of the hard costs of Tenant’s Work contained in each such request until completion of Tenant’s Work. All of the retained amounts shall be paid to Tenant upon completion of Tenant’s Work and satisfaction of the other requirements of this Exhibit C. Notwithstanding the foregoing, in the event that Tenant is retaining amounts which are at least equal to those required by the immediately preceding sentence from Tenant’s general contractor and Tenant’s payment request reflects such retainage, then Landlord shall not impose an additional retainage upon such payment request. The portion of the Tenant’s Work which shall be payable out of the Tenant Allowance shall be an amount equal to the portion of the Tenant’s Work which has been completed. Any portion of the Tenant Allowance for which disbursement has not been properly requested prior to the Rent Commencement Date shall be deemed to have been forfeited by Tenant and shall no longer be available to Tenant. Tenant shall have no right to receive any portion of the Tenant Allowance, including, but not limited to, the Permitted Soft Costs Portion, at any time that Tenant is in default under the Lease (until such time as the default is cured within the applicable notice and cure period provided under the Lease).

C-3

Solely in the event that Landlord fails to disburse the portion of the Tenant Allowance requested by Tenant in accordance with this Work Agreement, Tenant shall have the right to provide Landlord with written demand for disbursement stating that Landlord shall have ten (10) business days after such written demand therefor to pay the portion of the Tenant Allowance that is owed to Tenant in accordance with this Work Agreement. If Tenant has fully complied with the terms of this Work Agreement with respect to the disbursement of the portion of the Tenant Allowance which Tenant is requesting, and Landlord does not disburse such portion of the Tenant Allowance within such ten (10) business day period following Tenant’s written demand therefor, then Tenant shall have the following rights, as its sole and exclusive remedies for such failure: (a) to deduct an amount equal to the portion of the Tenant Allowance requested in accordance with the terms of this Work Agreement and not paid by Landlord (plus interest on the unpaid portion thereof at the rate of twelve percent (12%) per annum with respect to any portion of such costs which remain unpaid for three (3) consecutive months) (such amount being referred to herein as the “Reimbursable Costs”) from Tenant’s next installment(s) of Monthly Base Rent coming due under the Lease until such time as Tenant has recovered all of the Reimbursable Costs, and (b) if such failure by Landlord to disburse any portion of the Reimbursable Costs continues for a period of twelve (12) consecutive months after the date that such Reimbursable Costs initially became due and payable to Tenant hereunder, to file suit against Landlord to recover the Reimbursable Costs (it being agreed that Tenant shall have the right to pursue any combination of the remedies set forth in clauses (a) and (b) hereof until the full amount of the Reimbursable Costs have been received or credited to Tenant, but that such remedies may not be pursued concurrently). Notwithstanding the foregoing, in the event that Tenant exercises its offset right pursuant to this Paragraph 4, and a court of competent jurisdiction later determines that Tenant was not entitled to some or all of the amount which was offset, Tenant shall reimburse Landlord, within thirty (30) days following the date of issuance of a final, unappealable order by such court, the full amount that was found to have been improperly offset, together with interest thereon at the Default Rate from the date of offset through the date of reimbursement of such amount by Tenant to Landlord.

5.	CHANGES IN TENANT'S WORK

Tenant shall not have the right to order extra work or change orders with respect to the construction of Tenant’s Work without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant may order extra work or change orders with respect to the construction of Tenant’s Work without Landlord’s consent (each a “Permitted Change”), so long as such Permitted Change (i) does not exceed Fifty Thousand Dollars ($50,000.00) per order or Two Hundred Fifty Thousand ($250,000.00) in the aggregate, and (ii) does not affect any of the Building operating systems or any of the structural components of the Building. Tenant shall pay for any and all increases in the actual cost of constructing Tenant’s Work in excess of the Tenant Allowance (and the Tenant Reimbursement Improvements Amount Cap, if applicable) occasioned by a change to the Tenant's Plans requested by Tenant.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Agreement under seal as of the day and year first above written.

WITNESS:	LANDLORD:

IP9 1201 CLOPPER ROAD, LLC, a Maryland limited liability company

By:	By:
Name:
Its:

ATTEST:	TENANT:

[Corporate Seal]	NOVAVAX, INC., a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

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EXHIBIT D

BUILDING/PREMISES RULES AND REGULATIONS

1.	No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the exterior of the Building without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved sings or lettering on doors and walls, shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2.	No awning shall be permitted on any part of the Premises. Tenant shall not place anything against, near or on any glass partitions, doors, windows or window sills which may appear unsightly from outside the Premises and Tenant is specifically prohibited from sitting or placing anything on the window sills of the Premises. Tenant shall not obstruct any windows, doors, partitions or lights within the Premises which admit or reflect light into the hallways of the Building. Tenant shall not attach or hand any curtains, blinds, shades, or screens used in connection with any window or door of the Premises without first obtaining the written consent of Landlord. Said curtains, blinds or shades must be of a quality, type, design and color and attached in a manner approved by Landlord.

3.	Landlord shall retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building, except as reasonably necessary to access systems and equipment to fulfill Tenant’s obligations under the Lease.

4.	Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not in any way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage to any Tenant’s property by the janitor or any other employee or any other person.

5.	Landlord shall furnish Tenant, free of charge, a key to each door lock in the Premises. Landlord may charge an additional amount $2 per key for additional keys requested by Tenant. Tenant shall not alter any lock or install a new additional lock or bolt in the entrance door of its Premises without written consent of Landlord. Tenant upon termination of its tenancy, shall deliver to Landlord the keys of all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

6.	If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.

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7.	Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, furniture or other bulky property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

8.	Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry as provided in the Lease and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

9.	Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, mot shall Tenant bring into or keep in or about the Premises any birds or animals.

10.	Unless otherwise agreed to within the Lease, Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord.

11.	Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any government energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant’s use. Tenant shall use reasonable efforts to keep corridor doors closed, and shall close window coverings at the end of each business day.

12.	Landlord acknowledges that Tenant has access to the building twenty-four (24) hours a day, seven (7) days a week. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and Building Holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate actions.

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13.	Tenant shall use reasonable efforts to close and lock the doors of the Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas, or air outlets before tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

14.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown thereto. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees shall have caused it.

15.	Tenant shall not sell or permit the sale at retail, of newspapers, magazines, periodicals, theatre tickets or any other goods or merchandise to the general public (except for Tenant’s members) in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building; provided, Tenant may make sales in response to telephone, telefax or internet orders received by Tenant at the Premises.

16.	Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building, except as otherwise provided in the Lease. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

17.	Tenant shall not in any way deface the Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not cut or bore holes for wire. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

18.	Except as permitted in the Lease, Tenant shall not install, maintain or operate upon the Premises any vending machine without the written consent of Landlord.

19.	Canvassing, soliciting and distribution of handbills or any other written material and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.

20.	Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

21.	Tenant shall store all its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with direction issued from time to time by Landlord.

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22.	The Premise shall not be used for the storage of merchandise held for sale to the general public, except for publications or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose.

23.	Tenant shall not use in any space or in public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicle of any kind into the Building (other than forklifts for use in the warehouse portions of the Building).

24.	Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

25.	Tenant shall comply with all safety fire protection and evacuation procedures and regulations established by Landlord or any government agency.

26.	Tenant assumes any and all responsibilities for protecting the Premises from theft, robbery and pilferage.

27.	The requirements of Tenants will be attended to only upon written application to the office of the Building Manager by an authorized individual.

28.	Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or the Premises.

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EXHIBIT E

FORM OF LETTER OF CREDIT

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EXHIBIT F

[INTENTIONALLY OMITTED]

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EXHIBIT G

WORK RULES AND REGULATIONS

1.	GENERAL

A.	No work is permitted to be performed until the Construction Supervisor has received two (2) sets of the Final Plans.

B.	All modifications to the Building or to any Building systems and equipment must be compliant with Laws and approved in writing by Landlord in accordance with the Lease.

C.	Impairments to fire/life safety systems and hot work conducted during the project will be conducted in accordance with the requirements of the Landlord’s insurance loss control programs as stated in these Work Rules and Regulations.

D.	Mechanical fastening is not permitted to the existing curtain wall and or window systems.

E.	Building standard soffit is to be installed at perimeters and any areas with windows and curtain wall.

F.	In the event a window/curtain wall is removed or a penetration in the roof/walls is completed, a mold inspection/certification report will be required to be completed by the General Contractor and copies provided to Landlord.

G.	Prior to the work commencing, a building permit, and all other required trade permits must be obtained and displayed, a certificate of insurance from the General Contractor must be furnished to Landlord evidencing the insurance required by the Lease and the General Contractor has filed with Landlord its written safety plan complying with these Work Rules and Regulations. During the performance of the Tenant’s Work all inspections must be performed to satisfy permit requirements.

H.	No later than sixty (60) days after the completion of the Tenant’s Work, the General Contractor shall furnish Landlord with one set of reproducible and two (2) sets of blue-line prints showing the final as-built construction work performed together with an AutoCAD Computer Assisted Drafting and Design System (or other compatible system or medium) using naming conventions issued by the American Institute of Architects in June 1990 (or other reasonable naming convention) and magnetic computer media of such record drawings and specifications, translated into DXF format or another format acceptable to Landlord.

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I.	The Construction Supervisor must be notified by the General Contractor of all work scheduled and shall be provided with a list of all personnel working on the Premises.

J.	Before any new electrical or mechanical equipment is installed in the Building, the General Contractor must submit a copy of the manufacturer’s data sheet to the Construction Supervisor. Any structural modifications or design modifications shall be performed at Tenant’s sole cost and expense and should be included as part of the Final Plans.

K.	All carts must be furnished with pneumatic tires.

L.	Smoking is not allowed in the Building.

M.	Intentionally omitted.

N.	The General Contractor must furnish the Construction Supervisor with a list of all sub-contractors, including emergency phone and/or pager numbers prior to commencing the work.

O.	The General Contractor must provide an on-site project superintendent at all times during which construction work is in progress. This supervisor must be knowledgeable of the project’s scope of work and have adequate on-site reference materials such as plans and specifications.

P.	All workers must be dressed appropriately when working in an occupied building. Shirts must be worn at all times.

Q.	Any roof related work must be performed by Landlord’s designated contractor and details for penetration of the roof must be submitted for approval in accordance with the terms of the Lease and these Work Rules and Regulations. All details will conform with manufacturer’s recommendations and be performed in a workmanlike manner so as not to void or interrupt the roof warranty.

R.	Dumping of construction debris into any portion of the Building or the Land not specifically designated for same is strictly prohibited. All rubbish refuse and debris is to be removed by a licensed hauler to regulated/licensed landfills or recovery stations.

S.	Prior to starting work, the Tenant is to provide an emergency call list to Landlord.

T.	Door and hardware specifications match the base Building standards.

U.	Tenant to provide details of fire-safe penetrations through the rated walls and floors for Landlord review and comment.

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V.	The Architect and or Engineer to provide specifications for the low VOC materials to be used in the Tenant’s Work (adhesives, paints, carpet, wall covering, etc.).

W.	Tenant to turn over the Landlord any base Building devices such as unit heaters, fire alarm, and such which are removed and not intended for re-use during the fit-out.

X.	Utility shut downs shall be coordinated at least 14 days in advance with the Construction Supervisor.

Y.	Tenant is to coordinate and provide master keying compatible with the Building locks. This is to be submitted and approved by Landlord prior to installation of any locks.

Z.	The General Contractor shall comply with Landlord’s Mold Operation and Maintenance Plan for Contractors, a copy of which will be provided to Tenant.

AA.	The General Contractor shall comply with Landlord’s standards for low of no VOCs products, a copy of which will be provided to Tenant.

2.	LIFE SAFETY

A.	The General Contractors shall not disconnect, tamper with, delete, obstruct, relocate, or expand any life safety equipment except as indicated on approved Final Plans.

B.	The General Contractors will take necessary precautions to prevent accidental fire alarms. Any unit or device temporarily incapacitated will be red-tagged “Out of Service” and the Construction Supervisor will be alerted prior to the temporary outage.

C.	All tenant installed special fire extinguisher /alarm detection systems shall be monitored by the base Building fire alarm system.

D.	Tenant installed fire alarm initiation and notification devices operating directly from the base Building fire alarm system shall be specified by the Landlord.

E.	All connections to the Building’s existing fire alarm system are to be made only by the subcontractor specified by the Construction Supervisor.

F.	Fire alarm testing will be scheduled, if possible, at least twenty four (24) hours in advance with the Construction Supervisor and any required governmental agent.

G.	Combustible and hazardous materials are not allowed to be stored in the Building or anywhere else on the Premises without prior approval of the Construction Supervisor. Material safety data sheets on all other materials to be stored in the Building must be kept onsite and a copy submitted to the Construction Supervisor.

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H.	Dust protection of smoke detectors must be installed and removed on a daily basis. Dust protection is required during construction to avoid false fire alarm. Filter media must be installed over all return air paths to any equipment rooms prior to demolition. The media must be maintained during construction and removed at substantial completion.

I.	All of the Premises is to be fully protected by automatic sprinkler systems.

J.	All systems and equipment are to be designed and installed in accordance with the current standards of the National Fire Protection Association.

K.	Any sprinkler work shall be permitted by the local municipality authority.

L.	All equipment, devices and materials used in the installation should be listed by UL and FM Approved.

M.	Connection to the base Building sprinkler/standpipe riser shall be provided with a control valve and water flow alarm device. Sprinkler systems control valves shall be UL Listed and FM Approved, clockwise closing, indicating valves with supervisory switches.

N.	The entire system shall be designed and installed in accordance with NFPA Pamphlet No. 13, 231 and 231C latest issues and local codes.

O.	The General Contractor shall comply with Landlord’s indoor air quality management plan, a copy of which has been provided to Tenant.

3.	PARKING – LOADING DOCK

A.	Neither the General Contractor nor its personnel will use loading dock area for daytime parking without first obtaining permission from the Construction Supervisor forty-eight (48) hours in advance to better assure dock availability. Unauthorized vehicle will be ticked and towed.

B.	Use of the loading dock for deliveries/trash removal must be scheduled through the Construction Supervisor.

4.	UTILITIES

A.	Utilities (i.e. electric, gas, water, telephone/cable) will not be cut off or interrupted without permission of the Construction Supervisor and affected tenants and at least forty-eight (48) hours prior notice.

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5.	SECURITY

A.	When it is deemed necessary by the Construction Supervisor to temporarily issue any keys to the General Contractor, the General Contractor will be responsible for controlling possession and use of the key(s) and will return them daily to the person that issued them. Failure to return keys may result in re-keying and costs associated with re-keying will be borne by the General Contractor.

The General Contractor will be responsible for locking any area made available to the General Contractor whenever that area is unattended.

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